Exhibit 99.1

NEWMONT MINING CORPORATION

Consolidated Financial Statements

For the Fiscal Year Ended December 31, 2006

NEWMONT MINING CORPORATION

STATEMENTS OF CONSOLIDATED INCOME

	Years Ended December 31,
	2006	2005	2004
	(in millions, except per share)
Revenues
Sales - gold, net	$4,316	$3,680	$3,540
Sales - copper, net	671	672	786

	4,987	4,352	4,326
Costs and expenses
Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)
Gold	2,207	1,990	1,878
Copper	308	303	305
Depreciation, depletion and amortization	616	614	628
Exploration	170	147	107
Advanced projects, research and development	81	55	71
General and administrative	149	134	116
Write-down of goodwill (Note 18)	—	41	52
Write-down of long-lived assets (Note 4)	3	41	38
Other expense, net (Note 5)	147	111	32

	3,681	3,436	3,227
Other income (expense)
Other income, net (Note 6)	22	96	66
Interest expense, net of capitalized interest of $57, $39 and $13, respectively	(97)	(97)	(97)

	(75)	(1)	(31)
Income from continuing operations before income tax, minority interest and equity income of affiliates	1,231	915	1,068
Income tax expense (Note 7)	(337)	(270)	(327)
Minority interest in income of consolidated subsidiaries	(363)	(380)	(335)
Equity income of affiliates (Note 8)	2	4	2

Income from continuing operations	533	269	408
Income from discontinued operations (Note 9)	258	53	82
Cumulative effect of a change in accounting principle, net of tax of $25 in 2004 (Note 3)	—	—	(47)

Net income	$791	$322	$443

Income from continuing operations per common share, basic	$1.19	$0.60	$0.92
Income from discontinued operations per common share, basic	0.57	0.12	$0.19
Cumulative effect of a change in accounting principle per common share, basic	—	—	(0.11)

Net income per common share, basic (Note 10)	$1.76	$0.72	$1.00

Income from continuing operations per common share, diluted	$1.18	$0.60	$0.91
Income from discontinued operations per common share, diluted	0.57	0.12	0.19
Cumulative effect of a change in accounting principle per common share, diluted	—	—	(0.11)

Net income per common share, diluted (Note 10)	$1.75	$0.72	$0.99

Basic weighted-average common shares outstanding	450	446	443

Diluted weighted-average common shares outstanding	452	449	447

Cash dividends declared per common share	$0.40	$0.40	$0.30

The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2006	2005
	(in millions)
ASSETS
Cash and cash equivalents	$1,166	$1,082
Marketable securities and other short-term investments (Note 14)	109	817
Trade receivables	142	94
Accounts receivable	206	126
Inventories (Note 15)	382	304
Stockpiles and ore on leach pads (Note 16)	378	241
Deferred stripping costs (Note 3)	—	78
Deferred income tax assets (Note 7)	156	159
Other current assets	93	89

Current assets	2,632	2,990
Property, plant and mine development, net (Note 17)	6,594	5,308
Investments (Note 14)	1,319	955
Long-term stockpiles and ore on leach pads (Note 16)	812	599
Deferred stripping costs (Note 3)	—	100
Deferred income tax assets (Note 7)	796	508
Other long-term assets	178	181
Goodwill (Note 18)	1,343	1,320
Assets of operations held for sale (Note 9)	1,927	2,031

Total assets	$15,601	$13,992

LIABILITIES
Current portion of long-term debt (Note 19)	$159	$195
Accounts payable	340	226
Employee-related benefits (Note 20)	182	176
Derivative instruments	174	270
Income and mining taxes (Note 7)	351	56
Other current liabilities (Note 22)	515	391

Current liabilities	1,721	1,314
Long-term debt (Note 19)	1,752	1,723
Reclamation and remediation liabilities (Note 23)	528	442
Deferred income tax liabilities (Note 7)	626	420
Employee-related benefits (Note 20)	309	273
Other long-term liabilities (Note 22)	135	415
Liabilities of operations held for sale (Note 9)	95	98

Total liabilities	5,166	4,685

Commitments and contingencies (Note 29)
Minority interest in subsidiaries	1,098	931

STOCKHOLDERS’ EQUITY
Common stock - $1.60 par value; Authorized - 750 million shares Issued and outstanding -
Common: 423 million and 417 million shares issued, less 246,000 and 234,000 treasury shares, respectively	677	666
Exchangeable: 56 million shares issued, less 29 million and 25 million redeemed shares, respectively
Additional paid-in capital	6,703	6,578
Accumulated other comprehensive income (Note 11)	673	378
Retained earnings	1,284	754

Total stockholders’ equity	9,337	8,376

Total liabilities and stockholders’ equity	$15,601	$13,992

The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION

STATEMENTS OF CONSOLIDATED CHANGES IN STOCKHOLDERS’ EQUITY

					Accumulated Other Comprehensive Income
			Additional Paid-In Capital	Retained Earnings		Total Stockholders’ Equity
	Common Stock
	Shares	Amount
			(in millions)
Balance at December 31, 2003	442	$638	$6,423	$301	$23	$7,385
Net income	—	—	—	443	—	443
Other comprehensive income	—	—	—	—	124	124
Common stock dividends	—	—	—	(133)	—	(133)
Stock based compensation	4	6	113	—	—	119
Shares issued in exchange for exchangeable shares	—	12	(12)	—	—	—

Balance at December 31, 2004	446	$656	$6,524	$611	$147	$7,938
Net income	—	—	—	322	—	322
Other comprehensive income	—	—	—	—	231	231
Common stock dividends	—	—	—	(179)	—	(179)
Stock based compensation	2	3	61	—	—	64
Shares issued in exchange for exchangeable shares	—	7	(7)	—	—	—

Balance at December 31, 2005	448	$666	$6,578	$754	$378	$8,376
Net income	—	—	—	791	—	791
Other comprehensive income	—	—	—	—	322	322
Common stock dividends	—	—	—	(180)	—	(180)
Adoption of EITF 04-06 (Note 3)	—	—	—	(81)	—	(81)
Adoption of FAS 158 (Note 3)	—	—	—	—	(27)	(27)
Stock based compensation and related share issuances	3	5	131	—	—	136
Shares issued in exchange for exchangeable shares	—	6	(6)	—	—	—

Balance at December 31, 2006	451	$677	$6,703	$1,284	$673	$9,337

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Years Ended December 31,
	2006	2005	2004
	(in millions)
Net income	$791	$322	$443
Other comprehensive income (loss):
Unrealized gains on marketable equity securities, net of $49, $61 and $32 tax expense, respectively	272	282	123
Foreign currency translation adjustments	(14)	26	31
Change in minimum pension liability, net of $10 tax expense, $10 and $6 tax benefit, respectively
Net change from periodic valuations	12	(22)	(14)
Net amount reclassified to income	5	4	3

Net unrecognized loss on pension liability prior to adoption of FAS 158	17	(18)	(11)

Change in fair value of cash flow hedge instruments, net of tax and minority interests of $(26), $30 and $8, respectively
Net change from periodic revaluations	6	(65)	(8)
Net amount reclassified to income	41	6	(11)

Net unrecognized gain (loss) on derivatives	47	(59)	(19)

Other comprehensive income	322	231	124

Comprehensive income	$1,113	$553	$567

The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION

STATEMENTS OF CONSOLIDATED CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(in millions)
Operating activities:
Net income	$791	$322	$443
Adjustments to reconcile net income to net cash from continuing operations:
Depreciation, depletion and amortization	616	614	628
Revenue from prepaid forward sales obligation	(48)	(48)	—
Income from discontinued operations	(258)	(53)	(82)
Accretion of accumulated reclamation obligations	31	27	25
Amortization of deferred stripping costs, net	—	(56)	4
Deferred income taxes	(130)	(32)	75
Minority interest expense	363	380	335
Cumulative effect of change in accounting principle, net	—	—	47
Gain on asset sales, net	(19)	(8)	(17)
Hedge (gain) loss, net	(46)	99	10
Other operating adjustments and write-downs	173	171	109
Decrease (increase) in operating assets:
Trade and accounts receivable	(110)	(65)	(6)
Inventories, stockpiles and ore on leach pads	(388)	(179)	(14)
Other assets	(25)	(29)	3
Increase (decrease) in operating liabilities:
Accounts payable and other accrued liabilities	243	88	(63)
Reclamation liabilities	(60)	(49)	(48)

Net cash provided from continuing operations	1,133	1,182	1,449
Net cash provided from discontinued operations	92	61	108

Net cash from operations	1,225	1,243	1,557

Investing activities:
Additions to property, plant and mine development	(1,545)	(1,216)	(669)
Investments in marketable debt securities	(1,442)	(3,145)	(1,496)
Proceeds from sale of marketable debt securities	2,216	3,145	898
Acquisitions (Note 12)	(348)	—	—
Proceeds from sale of assets, net	21	48	51
Cash recorded upon consolidation of Batu Hijau	—	—	82
Other	10	2	2

Net cash used in investing activities of continuing operations	(1,088)	(1,166)	(1,132)
Net cash provided from (used in) investing activities of discontinued operations	284	189	(300)

Net cash used in investing activities	(804)	(977)	(1,432)

Financing activities:
Proceeds from debt, net	198	583	56
Repayment of debt	(111)	(217)	(252)
Early extinguishment of prepaid forward sales obligation	(48)	—	—
Dividends paid to common stockholders	(180)	(179)	(133)
Dividends paid to minority interests	(264)	(186)	(237)
Proceeds from stock issuance	78	43	78
Change in restricted cash and other	(6)	(5)	15

Net cash (used in) provided from financing activities of continuing operations	(333)	39	(473)
Net cash used in financing activities of discontinued operations	(7)	(1)	(2)

Net cash (used in) provided from financing activities	(340)	38	(475)

Effect of exchange rate changes on cash	3	(3)	2

Net change in cash and cash equivalents	84	301	(348)
Cash and cash equivalents at beginning of period	1,082	781	1,129

Cash and cash equivalents at end of period	$1,166	$1,082	$781

See Note 25 for supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1    THE COMPANY

Newmont Mining Corporation and its affiliates and subsidiaries (collectively, “Newmont” or the “Company”) predominantly operate in a single industry, namely, exploration for and production of gold.

The Company’s sales result from operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, Bolivia, New Zealand and Mexico. The cash flow and profitability of the Company’s operations are significantly affected by the market price of gold, and to a lesser extent, copper. The prices of gold and copper can fluctuate widely and are affected by numerous factors beyond the Company’s control.

References to “A$” refers to Australian currency, “CDN$” to Canadian currency, “IDR” to Indonesian currency, and “$” to United States currency.

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The Company’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the Company’s Consolidated Financial Statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates utilized in impairment calculations and units-of-production depreciation, depletion and amortization calculations; environmental, reclamation and closure obligations; estimates of recoverable gold and other minerals in stockpile and leach pad inventories; estimates of fair value for certain reporting units and asset impairments (including impairments of goodwill, long-lived assets and investments); write-downs of inventory to net realizable value; post employment, post retirement and other employee benefit liabilities; valuation allowances for deferred tax assets; reserves for contingencies and litigation; and the fair value and accounting treatment of financial instruments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Newmont Mining Corporation and more-than-50%-owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights (see Note 3). The Company also includes its pro-rata share of assets, liabilities and operations for unincorporated joint ventures in which it has an interest. All significant intercompany balances and transactions have been eliminated. The functional currency for the majority of the Company’s operations, including the Australian operations, is the U.S. dollar. The functional currency of the Canadian operations is the Canadian dollar.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value. Cash and cash equivalents are invested in United States Treasury bills and high-quality commercial paper. Restricted cash is excluded from cash and cash equivalents and is included in other current and long-term assets.

Investments

Management determines the appropriate classification of its investments in equity securities at the time of purchase and reevaluates such determinations at each reporting date. Investments in incorporated entities in which the Company’s ownership is greater than 20% and less than 50%, or which the Company does not control through majority ownership or means other than voting rights, are accounted for by the equity method and are included in long-term assets. The Company periodically reviews and accounts for its equity security investments as available for sale securities in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“FAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Additional information concerning the Company’s equity method and security investments is included in Note 14.

The Company accounts for its investments in auction rate securities in accordance with FAS No. 115. Specifically, when the underlying security of an auction rate security has a stated or contractual maturity date in excess of 90 days, regardless of the frequency of the interest rate reset date, the security is classified as an available-for-sale marketable debt security.

Stockpiles, Ore on Leach Pads and Inventories

As described below, costs that are incurred in or benefit the productive process are accumulated as stockpiles, ore on leach pads and inventories. Stockpiles, ore on leach pads and inventories are carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. Write-downs of stockpiles, ore on leach pads and inventories, resulting from net realizable value impairments, are reported as a component of Costs applicable to sales. The current portion of stockpiles, ore on leach pads and inventories is determined based on the expected amounts to be processed within the next 12 months. Stockpiles, ore on leach pads and inventories not expected to be processed within the next 12 months are classified as long-term. The major classifications are as follows:

Stockpiles

Stockpiles represent ore that has been mined and is available for further processing. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces or pounds (based on assay data) and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are allocated to stockpiles based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore, including applicable overhead, depreciation, depletion and amortization relating to mining operations, and removed at each stockpile’s average cost per recoverable unit.

Ore on Leach Pads

The recovery of gold from certain gold oxide ores is achieved through the heap leaching process. Under this method, oxide ore is placed on leach pads where it is treated with a chemical solution, which dissolves the gold contained in the ore. The resulting “pregnant” solution is further processed in a plant where the gold is recovered. Costs are added to ore on leach pads based on current mining costs, including applicable depreciation, depletion and amortization relating to mining operations. Costs are removed from ore on leach pads as ounces are recovered based on the average cost per estimated recoverable ounce of gold on the leach pad.

The estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on ore type). In general, leach pads recover approximately 50% to 95% of the recoverable ounces in the first year of leaching, declining each year thereafter until the leaching process is complete.

Although the quantities of recoverable gold placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of gold actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and estimates are refined based on actual results over time. Historically, the Company’s operating results have not been materially impacted by variations between the estimated and actual recoverable quantities of gold on its leach pads. Variations between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to net realizable value are accounted for on a prospective basis.

In-process Inventory

In-process inventories represent materials that are currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific processing facility, but include mill in-circuit, leach in-circuit, flotation and column cells, and carbon in-pulp inventories. In-process material is measured based on assays of the material fed into the process and the projected recoveries of the respective plants. In-process inventories are valued at the average cost of the material fed into the process attributable to the source material coming from the mines, stockpiles and/or leach pads plus the in-process conversion costs, including applicable depreciation relating to the process facilities incurred to that point in the process.

Precious Metals Inventory

Precious metals inventories include gold doré and/or gold bullion. Precious metals that are received as in-kind payments of royalties are valued at fair value on the date title is transferred to the Company. Precious metals that result from the Company’s mining and processing activities are valued at the average cost of the respective in-process inventories incurred prior to the refining process, plus applicable refining costs.

Concentrate Inventory

Concentrate inventories represent copper and gold concentrate available for shipment. The Company values concentrate inventory at the average cost, including an allocable portion of mill support costs and mill depreciation. Costs are added and removed to the concentrate inventory based on tons of concentrate and are valued at the lower of average cost or net realizable value.

Materials and Supplies

Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.

Property, Plant and Mine Development

Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives, which do not exceed the related estimated mine lives, of such facilities based on proven and probable reserves.

Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to develop the property are capitalized as incurred and are amortized using the units-of-production (“UOP”) method over the estimated life of the ore body based on estimated recoverable ounces or pounds in proven and probable reserves. At the Company’s surface mines, these costs include costs to further delineate the ore body and remove overburden to initially expose the ore body. At the Company’s underground mines, these costs include the cost of building access ways, shaft sinking and access, lateral development, drift development, ramps and infrastructure development.

Major development costs incurred after the commencement of production are amortized using the UOP method based on estimated recoverable ounces or pounds in proven and probable reserves. To the extent that these costs benefit the entire ore body, they are amortized over the estimated life of the ore body. Costs incurred to access specific ore blocks or areas that only provide benefit over the life of that area are amortized over the estimated life of that specific ore block or area.

Interest cost allocable to the cost of developing mining properties and to constructing new facilities is capitalized until assets are ready for their intended use.

Mineral Interests

Mineral interests include acquired mineral and royalty interests in production, development and exploration stage properties. The amount capitalized related to a mineral or royalty interest represents its fair value at the time it was acquired, either as an individual asset purchase or as a part of a business combination.

The value of such assets is primarily driven by the nature and amount of mineralized material believed to be contained in such properties. Production stage mineral interests represent interests in operating properties that contain proven and probable reserves. Development stage mineral interests represent interests in properties under development that contain proven and probable reserves. Exploration stage mineral interests represent interests in properties that are believed to potentially contain mineralized material consisting of (i) other mineralized material such as inferred material within pits; measured, indicated and inferred material with insufficient drill spacing to qualify as proven and probable reserves; and inferred material in close proximity to proven and probable reserves; (ii) around-mine exploration potential such as inferred material not immediately adjacent to existing reserves and mineralization but located within the immediate mine area; (iii) other mine-related exploration potential that is not part of measured, indicated or inferred material and is comprised mainly of material outside of the immediate mine area; or (iv) greenfields exploration potential that is not associated with any other production, development or exploration stage property, as described above. The Company’s mineral rights generally are enforceable regardless of whether proven and probable reserves have been established. In certain limited situations, the nature of a mineral right changes from an exploration right to a mining right upon the establishment of proven and probable reserves. The Company has the ability and intent to renew mineral interests where the existing term is not sufficient to recover all identified and valued proven and probable reserves and/or undeveloped mineralized material.

Royalty interests are generally in the form of a net smelter return (“NSR”) royalty, which provides for the payment either in cash or physical metal (“in-kind”) of a specified percentage of production less certain specified transportation and refining costs. Net profit interests (“NPI”) are those pursuant to which Newmont is entitled to a specified percentage of the net profits, as defined in each case. The majority of NSR royalty revenue and NPI revenue can be received in-kind (generally in the form of gold bullion) at the option of Newmont. As detailed further in Note 17, the Company owns royalty interests in production, development and exploration stage properties.

Asset Impairment

Long-lived Assets

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable minerals, expected gold and other commodity prices (considering current and historical prices, price trends and related factors), production levels and operating costs of production and capital, all based on life-of-mine plans. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization other than proven and probable reserves and other material that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term “recoverable minerals” refers to the estimated amount of gold or other commodities that will be obtained after taking into account losses during ore processing and treatment. Estimates of recoverable minerals from such exploration stage mineral interests are risk adjusted based on management’s relative confidence in such materials. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company’s estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, gold and other commodity prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties.

Goodwill

The Company evaluates, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. To accomplish this, the Company compares the estimated fair value of its reporting units to their carrying amounts. If the carrying value of a reporting unit exceeds its estimated fair value, the Company compares the implied fair value of the reporting unit’s goodwill to its carrying amount, and any excess of the carrying value over the fair value is charged to earnings. The Company’s fair value estimates are based on numerous assumptions and it is possible that actual fair value will be significantly different than the estimates, as actual future quantities of recoverable minerals, gold and other commodity prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties.

Revenue Recognition

Revenue is recognized, net of treatment and refining charges, from a sale when the price is determinable, the product has been delivered, the title has been transferred to the customer and collection of the sales price is reasonably assured. Revenues from by-product sales are credited to Costs applicable to sales as a by-product credit. Royalty revenue received in-kind (generally in the form of gold bullion) is recognized based on the fair value on the date that title is transferred to the Company.

Concentrate sales are initially recorded based on 100% of the provisional sales prices. Until final settlement occurs, adjustments to the provisional sales prices are made to take into account the mark-to-market changes based on the forward prices for the estimated month of settlement. For changes in metal quantities upon receipt of new information and assay, the provisional sales quantities are adjusted as well. The principal risks associated with recognition of sales on a provisional basis include metal price fluctuations between the date initially recorded and the date of final settlement. If a significant decline in metal prices occurs between the provisional pricing date and the final settlement-date, it is reasonably possible that the Company could be required to return a portion of the sales proceeds received based on the provisional invoice.

The Company’s sales based on a provisional sales price contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrates at the forward London Metal Exchange price at the time of sale. The embedded derivative, which does not qualify for hedge accounting, is marked to market through earnings each period prior to final settlement.

Stripping Costs

Stripping costs incurred during the production phase of a mine are variable production costs that are included as a component of inventory to be recognized in Costs applicable to sales in the same period as the revenue from the sale of inventory. Capitalization of post-production stripping costs is appropriate only to the extent product inventory exists at the end of a reporting period.

Prior to 2006 (see Note 3) at some of the Company’s mining operations, deferred stripping costs were charged to Costs applicable to sales as gold or copper was produced and sold using the units of production method based on estimated recoverable quantities of proven and probable gold or copper reserves, using a stripping ratio calculated as the ratio of total tons to be moved to total proven and probable ore reserves, which resulted in the recognition of the costs of waste removal activities over the life of the mine as gold or copper was produced. The application of the deferred stripping accounting method generally resulted in an asset (deferred stripping costs), although a liability (advanced stripping costs) arose when the actual stripping ratio incurred to date was less than the expected stripping ratio over the life of the mine. The Advanced stripping costs primarily pertained to the Batu Hijau operation.

Reclamation and Remediation Costs (Asset Retirement Obligations)

Reclamation costs are allocated to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and abandonment costs. The asset retirement obligation is based on when the spending for an existing environmental disturbance and activity to date will occur. The Company reviews, on an annual basis, unless otherwise deemed necessary, the asset retirement obligation at each mine site in accordance with FASB FAS No. 143, “Accounting for Asset Retirement Obligations.”

Future remediation costs for inactive mines are accrued based on management’s best estimate at the end of each period of the costs expected to be incurred at a site. Such cost estimates include, where applicable, ongoing care, maintenance and monitoring costs. Changes in estimates at inactive mines are reflected in earnings in the period an estimate is revised.

Income and Mining Taxes

The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company’s liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for the Company, as measured by the statutory tax rates in effect. The Company derives its deferred income tax charge or benefit by recording the change in either the net deferred income tax liability or asset balance for the year. Mining taxes represent Canadian provincial taxes levied on mining operations and are classified as income taxes; as such taxes are based on a percentage of mining profits. With respect to the earnings that the Company derives from the operations of its consolidated subsidiaries, in those situations where the earnings are indefinitely reinvested, no deferred taxes have been provided on the unremitted earnings (including the excess of the carrying value of the net equity of such entities for financial reporting purposes over the tax basis of such equity) of these consolidated companies.

The Company’s deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

Foreign Currency

The functional currency for the majority of the Company’s operations, including the Australian operations, is the U.S. dollar. All monetary assets and liabilities where the functional currency is the U.S. dollar are translated at current exchange rates and the resulting adjustments are included in Other income, net. The functional currency of the Canadian operations is the Canadian dollar. All monetary assets and liabilities recorded in functional currencies other than U.S. dollars are translated at current exchange rates and the resulting adjustments are charged or credited directly to Accumulated other comprehensive income (“OCI”) in Stockholders’ equity. Revenues and expenses in foreign currencies are translated at the weighted-average exchange rates for the period.

Sales Contracts, Commodity and Derivative Instruments

Derivative contracts qualifying as normal purchases and sales are accounted for under deferral accounting. Gains and losses arising from a change in the fair value of a contract before the contract’s designated delivery date are not recorded and the contract price is recognized in Sales - gold, net following settlement of the contract by physical delivery of production to the counterparty at contract maturity.

The fair value of derivative contracts qualifying as cash flow hedges are reflected as assets or liabilities in the balance sheet. To the extent these hedges are effective in offsetting forecasted cash flows from the sale of production or production costs (the “effective portion”), changes in fair value are deferred in OCI. Amounts deferred in OCI are reclassified to Sales, net or to Costs applicable to sales, as applicable, when the hedged transaction has occurred. The ineffective portion of the change in the fair value of the derivative is recorded in Other income, net in each period.

When derivative contracts qualifying as cash flow hedges are settled, accelerated or restructured before the maturity date of the contracts, the accumulated OCI at the settlement date is deferred and reclassified to Sales – gold, net when the originally designated hedged transaction occurs.

The fair values of derivative contracts qualifying as fair value hedges are reflected as assets or liabilities in the balance sheet. Changes in fair value are recorded in income in each period, consistent with recording changes to the mark-to-market value of the underlying hedged asset or liability in income. Changes in the mark-to-market value of the effective portion of interest rate swaps utilized by the Company to swap a portion of its fixed rate interest rate risk to floating rate risk are recognized as a component of Interest expense, net of capitalized interest.

The fair value of all derivative contracts that do not qualify as hedges are reflected as assets or liabilities, with the change in fair value recorded in Other income, net.

Stock Based Compensation

Compensation cost recognized in 2006 includes: a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FAS 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123(R).

Prior to 2006, the Company accounted for share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

Net Income per Common Share

Basic and diluted earnings per share are presented for Net income and for Income from continuing operations. Basic earnings per share is computed by dividing Net income or Income from continuing operations by the weighted-average number of outstanding common shares for the period, including the exchangeable shares (see Note 10). Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts that may require the issuance of common shares in the future were converted. Diluted earnings per share is computed by increasing the weighted-average number of outstanding common shares to include the additional common shares that would be outstanding after conversion and adjusting net income for changes that would result from the conversion. Only those securities or other contracts that result in a reduction in earnings per share are included in the calculation.

Comprehensive Income

In addition to Net income, Comprehensive income includes all changes in equity during a period, such as adjustments to minimum pension liabilities, foreign currency translation adjustments, the effective portion of changes in fair value of derivative instruments that qualify as cash flow hedges and cumulative unrecognized changes in fair value of marketable securities available-for-sale or other investments, except those resulting from investments by and distributions to owners.

Discontinued Merchant Banking and other operations

During June 2007, Newmont’s Board of Directors approved a plan to cease Merchant Banking activities. Merchant Banking previously provided advisory services to assist in managing the Company’s portfolio of operating and property interests. Merchant Banking was also engaged in developing value optimization strategies for operating and non-operating assets, business development activities, merger and acquisition analysis and negotiations, monetizing inactive exploration properties, capitalizing on proprietary technology and know-how and acting as an internal resource for other corporate groups to improve and maximize business outcomes. The Company has decided to dispose of its royalty portfolio and a portion of its existing equity investments within the next twelve months and will not make further investments in equity securities that do not support its core mining business. As a result, the Company reclassified the Merchant Banking balance sheet amounts and the income statement results from the historical presentation to Assets and Liabilities of operations held for sale on the Consolidated Balance Sheets and to Income from discontinued operations in the Consolidated Statements of Income for all periods presented. The Consolidated Statements of Cash Flows have been reclassified for assets held for sale and discontinued operations for all periods presented.

Recent Accounting Pronouncements

Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”) an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings, goodwill, deferred income taxes and income taxes payable in the Consolidated Balance Sheets. The Company is currently evaluating the impact of adopting FIN 48 on the Company’s consolidated financial position, results of operations and disclosures.

Fair Value Measurements

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for the Company’s fiscal year beginning January 1, 2008. The Company is currently evaluating the impact that the adoption of this statement will have on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 3    ACCOUNTING DEVELOPMENTS

Pensions

As of December 31, 2006, the Company adopted the provisions of FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“FAS 158”). FAS 158 required employers that sponsor one or more defined benefit plans to (i) recognize the funded status of a benefit plan in its statement of financial position, (ii) recognize the gains or losses and prior service costs or credits that arise during the period as a component of other comprehensive income, net of tax, (iii) measure the defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position, and (iv) disclose in the notes to the financial statements additional information about certain effects on net periodic cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The impact of adopting FAS 158 on the Consolidated Balance Sheets was as follows:

	Before Application of FAS 158	Adjustment	After Application of FAS 158
Other long-term assets	$193	$(15)	$178
Total assets	$15,616	$(15)	$15,601
Employee pension and other benefits	$229	$27	$256
Deferred income taxes	$640	$(14)	$626
Accumulated other comprehensive income	$700	$(27)	$673
Total stockholders’ equity	$9,364	$(27)	$9,337

Stock Based Compensation

On January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), “Share-Based Payment” (“FAS 123(R)”). The Company adopted FAS 123(R) using the modified prospective transition method. Under this method, compensation cost recognized in 2006 includes: a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FAS 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123(R).

As a result of adopting FAS 123(R), the Company’s Income from continuing operations and Net income for 2006 is $19 ($0.04 per share) lower, than if we had continued to account for share-based compensation under APB 25 as we did in the comparable prior year periods. Prior to the adoption of FAS 123(R), cash retained as a result of tax deductions relating to stock-based compensation was included in operating cash flows, along with other tax cash flows. FAS 123(R) requires tax benefits relating to the deductibility of increases in the equity instruments issued under share-based compensation arrangements that are not included in Costs applicable to sales (“excess tax benefits”) to be presented in the Statement of Cash Flows as financing cash inflows. The benefit realized for tax deductions from option exercises totaled $3 in 2006.

Deferred Stripping Costs

On January 1, 2006 the Company adopted Emerging Issues Task Force Issue No. 04-06 (“EITF 04-06”), “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” EITF 04-06 addresses the accounting for stripping costs incurred during the production phase of a mine and refers to these costs as variable production costs that should be included as a component of inventory to be recognized in Costs applicable to sales in the same period as the revenue from the sale of inventory. As a result, capitalization of post-production stripping costs is appropriate only to the extent product inventory exists at the end of a reporting period. The guidance required the recognition of a cumulative effect adjustment to opening retained earnings in the period of adoption, with no charge to earnings in the period of adoption for prior periods. The cumulative effect adjustment reduced retained earnings by $81 (net of tax and minority interests) and eliminated the $71 net deferred stripping asset from the balance sheet. Adoption of EITF 04-06 had no impact on the Company’s cash position or net cash from operations.

Prior to 2006 at some of the Company’s mining operations, deferred stripping costs were charged to Costs applicable to sales as gold or copper was produced and sold using the units of production method based on estimated recoverable quantities of proven and probable gold or copper reserves, using a stripping ratio calculated as the ratio of total tons to be moved to total proven and probable ore reserves, which resulted in the recognition of the costs of waste removal activities over the life of the mine as gold or copper was produced. The application of the deferred stripping accounting method generally resulted in an asset (deferred stripping costs), although a liability (advanced stripping costs) arose when the actual stripping ratio incurred to date was less than the expected stripping ratio over the life of the mine. The Advanced stripping costs primarily pertained to the Batu Hijau operation.

Movements in the net deferred stripping cost balance were as follows:

	Years Ended December 31,
	2006	2005	2004
Opening balance	$71	$19	$90
Cumulative effect adjustment	(71)	—	—
Consolidation of Batu Hijau	—	—	(67)
Disposition of Ovacik	—	(4)	—
Additions	—	160	148
Amortization	—	(104)	(152)

Closing balance	$—	$71	$19

The deferred and advanced stripping cost balances are presented in the balance sheet as of December 31, 2005 as follows:

Deferred stripping costs:
Current	$78
Long-term	100

178

Advanced stripping costs (included in other liabilities):
Current	$14
Long-term	93

107

Deferred stripping, net	$71

Consolidation of Batu Hijau

In December 2003, the FASB issued FASB Interpretation No. 46R (“FIN 46R”), which provides guidance on the identification and reporting for entities over which control is achieved through means other than voting rights. FIN 46R defines such entities as variable interest entities (“VIEs”). Newmont identified the Nusa Tenggara Partnership (“NTP”) and P.T. Newmont Nusa Tenggara (“PTNNT”) (collectively, “Batu Hijau”) as VIEs. Therefore, as of January 1, 2004, the Company has fully consolidated Batu Hijau in its Consolidated Financial Statements.

Under the Batu Hijau Contract of Work, a portion of the project must be offered for sale to the Indonesian government or to Indonesian nationals. Therefore, it is possible that future changes in the Company’s economic ownership interest in Batu Hijau would result in the Company accounting for its investment in Batu Hijau using the equity method of accounting, significantly impacting the Company’s Consolidated Financial Statements. In this case, Batu Hijau revenues, expenses, assets, liabilities, minority interests and cash flows would no longer be individually reported in the Company’s Consolidated Financial Statements. The Company’s share of Batu Hijau net income would be reported as Equity income of affiliates in the Statements of Consolidated Income, the net investment in Batu Hijau would be included in Investments in the Consolidated Balance Sheets and dividends received from Batu Hijau would be reported in Operating activities in the Statements of Consolidated Cash Flows.

Upon consolidation of Batu Hijau, effective January 1, 2004, certain adjustments were recorded to the opening balance sheet of PTNNT to conform to Newmont’s accounting policies. These adjustments were recorded to change from units-of-production depreciation of processing plant and mining facilities to straight-line depreciation of such facilities and to change from allocating costs to stockpile inventories based on mining costs per ton to allocating costs based on recoverable pounds of copper equivalent contained in the various categories of stockpiles. The impact of these adjustments was a charge of $47, net of income tax expense and minority interest which has been recorded in Cumulative effect of a change in accounting principle, net of tax in the 2004 Statement of Consolidated Income.

NOTE 4    WRITE-DOWN OF LONG-LIVED ASSETS

Write-down of long-lived assets totaled $3, $41 and $38 for 2006, 2005 and 2004, respectively. The 2006 write-down primarily related to equipment. The 2005 write-down primarily related to the Martabe exploration project in Indonesia and exploration tenements in Australia. The 2004 write-down related to the Ovacik mine in Turkey, exploration tenements in Australia, mineral interests at Pajingo, and processing facilities at Yanacocha.

NOTE 5    OTHER EXPENSE, NET

	Years Ended December 31,
	2006	2005	2004
Reclamation and remediation	$47	$38	$(11)
Peruvian royalty	22	—	—
Buyat Bay settlement and other (Note 29)	22	56	7
Peruvian worker’s participation reserves	15	—	—
Yanacocha leach pad repair	10	—	—
Other	31	17	36

	$147	$111	$32

NOTE 6    OTHER INCOME, NET

	Years Ended December 31,
	2006	2005	2004
Interest income	$67	$59	$23
Income from development projects, net	19	—	—
Gain on sale of property, plant and equipment	12	11	20
Foreign currency exchange gains	5	8	7
Gain on sale of other assets, net	6	6	8
Loss on early extinguishment of debt	(40)	—	—
(Loss) gain on ineffective portion of derivative investments, net	(60)	2	2
Other	13	10	6

	$22	$96	$66

In September 2006, Newmont settled its remaining obligations under the prepaid forward gold sales contract and forward gold purchase contract for which it was required to deliver 17,951 ounces of gold in December 2006 and 179,062 ounces of gold in June 2007. This settlement resulted in cash payments of $96, and included a $48 reduction to the current portion of long-term debt and a $40 pre-tax loss on extinguishment of debt.

The 2006 loss on ineffective portion of derivative instruments, net was primarily related to the ineffective portion of copper collar instruments designated as cash flow hedges.

NOTE 7    INCOME TAXES

The Company’s Income tax (expense) benefit consisted of:

	Years Ended December 31,
	2006	2005	2004
Current:
United States	$(1)	$(2)	$(8)
Foreign	(465)	(289)	(239)

	(466)	(291)	(247)

Deferred:
United States	16	18	55
Foreign	113	3	(135)

	129	21	(80)

	$(337)	$(270)	$(327)

The Company’s Pre-tax income (loss) before minority interest, equity income and impairment of affiliates and cumulative effect of a change in accounting principle consisted of:

	Years Ended December 31,
	2006	2005	2004
United States	$188	$(103)	$148
Foreign	1,043	1,018	920

	$1,231	$915	$1,068

The Company’s income tax expense differed from the amounts computed by applying the United States statutory corporate income tax rate for the following reasons:

	Years Ended December 31,
	2006	2005	2004
Pre-tax income before minority interest, equity income and impairment of affiliates and cumulative effect of change in accounting principle	$1,231	$915	$1,068
United States statutory corporate income tax rate	35%	35%	35%

Income tax expense computed at United States statutory corporate income tax rate	(431)	(320)	(374)
Reconciling items:
Percentage depletion and Canadian Resource Allowance	79	44	45
Change in valuation allowance on deferred tax assets	7	(43)	58
Effect of foreign earnings, net of allowable credits	(7)	(10)	(11)
U.S. tax effect of minority interest attributable to non-U.S. investees	15	15	7
Rate differential for foreign earnings indefinitely reinvested	(70)	7	(76)
Resolution of tax issues associated with prior years	4	12	—
Foreign currency translation of monetary assets	1	14	13
Tax effect of changes in tax laws	(10)	24	51
Tax effect of impairment of goodwill	—	(14)	(17)
U.S. tax payable and book/tax basis analysis	27	—	—
Non-U.S. tax effect attributable to capital gains	—	—	(9)
Change in Australia’s functional currency for tax reporting	48	—	—
Other	—	1	(14)

Income tax expense	$(337)	$(270)	$(327)

Components of the Company’s deferred income tax assets (liabilities) are as follows:

	At December 31,
	2006	2005
Deferred income tax assets:
Exploration costs	$63	$55
Depreciation	147	69
Net operating losses and tax credits	649	720
Retiree benefit and vacation accrual costs	114	101
Remediation and reclamation costs	141	101
Derivative instruments	—	26
Other	217	116

	1,331	1,188
Valuation allowances	(517)	(523)

	814	665

Deferred income tax liabilities:
Net undistributed earnings of subsidiaries	(37)	(32)
Unrealized gain on investments	(135)	(77)
Depletable and amortizable costs associated with mineral rights	(358)	(310)
Derivative instruments	(15)	—
Foreign currency exchange	(26)	(23)

	(571)	(442)

Net deferred income tax assets	$243	$223

Net deferred income tax assets consist of:

	At December 31,
	2006	2005
Current deferred income tax assets	$156	$159
Long-term deferred income tax assets	799	515
Current deferred income tax liabilities	(9)	(5)
Long-term deferred income tax liabilities	(703)	(446)

	$243	$223

These balances include net deferred income tax assets that have been reclassified to Assets and Liabilities of Operations Held for Sale of:

	At December 31,
	2006	2005
Current deferred income tax assets	$3	$7
Long-term deferred income tax liabilities	(77)	(26)

	$(74)	$(19)

Newmont intends to indefinitely reinvest earnings from certain foreign operations. Accordingly, U.S. and non-U.S. income and withholding taxes for which deferred taxes might otherwise be required, have not been provided on a cumulative amount of temporary differences (including, for this purpose, any difference between the tax basis in the stock of a consolidated subsidiary and the amount of the subsidiary’s net equity determined for financial reporting purposes) related to investments in foreign subsidiaries of approximately $844 and $1,013 as of December 31, 2006 and 2005, respectively. The additional U.S. and non-U.S. income and withholding tax that would arise on the reversal of the temporary differences could be offset in part, by tax credits. Because the determination of the amount of available tax credits and the limitations imposed on the annual utilization of such credits are subject to a highly complex series of calculations and expense allocations, it is impractical to estimate the amount of net income and withholding tax that might be payable if a reversal of temporary differences occurred.

As of December 31, 2006 and December 31, 2005, the Company had (i) $830 and $949 of net operating loss carry forwards, respectively; and (ii) $155 and $155 of tax credit carry forwards, respectively. Of the amounts of net operating loss carry forwards, $47 and $74, respectively, are attributable to acquired mining operations conducted in the United States and will begin expiring in 2013 if not utilized before then. As of December 31, 2006 and 2005, $509 and $618, respectively, of net operating loss carry forwards are attributable to acquired mining operations in Australia for which current tax law provides no expiration period. The remaining net operating losses available are attributable to acquired entities and have various temporal and other limitations that may restrict the ultimate realization of the tax benefits of such tax attributes.

Tax credit carry forwards for 2006 and 2005 of $135 and $147 consist of foreign tax credits available in the United States; substantially all such credits not utilized will expire at the end of 2011. Other credit carry forwards at the end of 2006 and 2005 in the amounts of $20 and $8, respectively, represent alternative minimum tax credits attributable to the Company’s U.S. operations for which the current tax law provides no period of expiration.

During 2006 the Company completed a reconciliation of its U.S. book and tax basis assets and liabilities as well as a detailed analysis of its income taxes payable. This exercise identified differences of $27. The entire adjustment was recognized as a tax benefit in 2006. The Company also recognized a net tax benefit of $16 due to an adjustment on the interest accrued on tax contingencies.

The Company decreased the valuation allowance related to deferred tax assets by $27 during 2006. The decrease resulted partially from the utilization of capital losses in Australia from capital gain transactions occurring in the current year. Previously, the Company had placed a full valuation allowance on these capital losses because of a lack of sufficient positive evidence to support the future realization of these deferred tax assets. The remaining net decrease in valuation allowance is primarily attributable to increased expected realization of foreign tax credits reduced by an increase in the valuation allowance recorded due to the lack of sufficient positive evidence concerning the ability of certain non-U.S. subsidiaries to generate sufficient taxable income to realize the tax loss carryforwards. The valuation allowance remaining at the end of 2006 primarily is attributable to non-U.S. subsidiaries tax loss carryforwards. Of the total $517 and $523 valuation allowance recorded as of December 31, 2006 and 2005, $78 in 2006 and $89 in 2005 are attributable to deferred tax assets for which any subsequently recognized tax benefits will be allocated to reduce goodwill related to prior acquisitions.

The breakdown of the Company’s net deferred tax assets between the United States and foreign taxing jurisdictions is as follows:

	Years Ended December 31,
	2006	2005
United States	$550	$496
Foreign	(307)	(273)

	$243	$223

In December, the Company entered into an in-principle Heads of Agreement (“HOA”) with the Australian Taxation Office (“ATO”). The HOA specifies the terms of a proposed settlement of the outstanding audit issues relating to Normandy Mining Limited (“Normandy”, now known as Newmont Australia Limited) for the tax years 1994-1999. These issues relate to years before the Company acquired Normandy. At the date of the business combination, Normandy had recorded no income tax liability with respect to the tax positions taken in reporting certain transactions, therefore the Company’s initial best estimate of the FAS 5 income tax contingency relating to these issues was recorded as a tax liability at the date of acquisition, February 15, 2002, by increasing the purchase price of Normandy. As of December 31, 2006, the long-term income tax liability balance relating to this proposed settlement was reclassified to current income taxes payable.

The breakdown of the Company’s income and mining taxes payable between the United States and foreign taxing jurisdictions is as follows:

	Years Ended December 31,
	2006	2005
United States	$19	$4
Foreign	332	52

	$351	$56

NOTE 8    EQUITY INCOME (LOSS) OF AFFILIATES

	Years Ended December 31,
	2006	2005	2004
European Gold Refineries	$3	$6	$1
AGR Matthey Joint Venture	1	(2)	1
Regis Resources NL	(2)	—	—

	$2	$4	$2

European Gold Refineries

Newmont holds a 50% interest in the European Gold Refineries SA joint venture (“EGR”), with Swiss residents holding the remaining 50%. EGR owns 100% of Valcambi SA (“Valcambi”), a gold refining business, and 66.65% of Finorafa SA (“Finorafa”), a gold distribution business. Newmont has no guarantees related to these investments. Newmont has not received dividends from EGR in 2006, 2005 and 2004. Valcambi is a London Gold Delivery precious metals refiner and manufacturer of semi-finished products for the Swiss luxury watch industry, and Finorafa is a distributor and financier of gold products in the Italian market. See also Note 24 for details of Newmont’s transactions with EGR and Finorafa.

AGR Matthey Joint Venture

Newmont holds a 40% interest in the AGR Matthey Joint Venture (“AGR”), with Johnson Matthey (Australia) Ltd. and the West Australian Mint holding the remaining interests. Newmont has no guarantees related to this investment. Newmont received dividends of $1, $nil and $2 during 2006, 2005 and 2004, respectively, from its interests in AGR. See also Note 24 for details of Newmont’s transactions with AGR.

Regis Resources NL

Newmont holds a 49% interest in Regis Resources NL, which is primarily a gold exploration company with substantial landholding in Western Australia. Newmont has no guarantees related to this investment.

NOTE 9    DISCONTINUED OPERATIONS AND ASSETS AND LIABILITIES HELD FOR SALE

During June 2007, Newmont’s Board of Directors approved a plan to cease Merchant Banking activities. Merchant Banking previously provided advisory services to assist in managing the Company’s portfolio of operating and property interests. Merchant Banking was also engaged in developing value optimization strategies for operating and non-operating assets, business development activities, merger and acquisition analysis and negotiations, monetizing inactive exploration properties, capitalizing on proprietary technology and know-how and acting as an internal resource for other corporate groups to improve and maximize business outcomes. As a result of the Board’s approval of management’s plan to cease Merchant Banking activities, the Company recorded a $1,665 non-cash charge to impair the goodwill associated with the Merchant Banking Segment in the three and six months ended June 30, 2007. The Company has decided to dispose of its royalty portfolio and a portion of its existing equity investments within the next twelve months and will not make further investments in equity securities that do not support its core mining business.

In July 2006, Newmont’s Board of Directors approved a plan to sell the Company’s 50% interest in the Zarafshan-Newmont Joint Venture. However, as a result of the Uzbekistan government’s expropriation of the Company’s assets in August 2006, a pre-tax impairment loss of $101 was recognized in the third quarter of 2006. The Company will continue to challenge the Uzbekistan government’s actions through international arbitration.

During the fourth quarter of 2005, Newmont committed to plans to divest Holloway. In September 2006, Newmont reached an agreement with St. Andrew Goldfields Ltd. to sell Holloway for cash proceeds of $40 plus certain royalties. The sale was completed in November 2006, resulting in a $13 pre-tax gain.

In 2005, Newmont sold Golden Grove in Western Australia to Oxiana Limited (“Oxiana”) for cash of $147 and 82 million Oxiana shares, resulting in a $6 pre-tax gain. In March 2005, the Mezcala project was sold for cash proceeds of $31 resulting in a gain of $31.

The 2005 pre-tax loss from impairment included in discontinued operations of $42 was comprised of a $39 impairment of Golden Grove and a $3 impairment of Holloway.

Newmont has accounted for these dispositions in accordance with FAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company has reclassified the balance sheet amounts and the income statement results from the historical presentation to Assets and Liabilities of operations held for sale on the Consolidated Balance Sheets and to Income from discontinued operations in the Consolidated Statements of Income for all periods presented. The Consolidated Statements of Cash Flows have been reclassified for assets held for sale and discontinued operations for all periods presented.

The following table details selected financial information included in the Income from discontinued operations in the consolidated statements of income:

	Years Ended December 31,
	2006	2005	2004
Sales - gold, net	$52	$84	$113
Sales - base metals, net	—	38	85

	$52	$122	$198

Income from operations	$134	$117	$31
Gain on sale of Alberta Oil Sands project	266	—	—
Loss from impairment	(101)	(42)	—
Gain on sale of operation	13	6	—

Pre-tax income	312	81	31
Income tax (expense) benefit	(54)	(28)	51

Income from discontinued operations	$258	$53	$82

During 2006, the Company sold its investment in the Alberta Oil Sands project for net cash proceeds of $271, resulting in a $266 gain.

The major classes of Assets and Liabilities of operations held for sale in the consolidated balance sheets are as follows:

	At December 31,
	2006	2005
Assets:
Accounts receivable	$10	$11
Inventories	—	20
Stockpiles and ore on leach pads	—	18
Property, plant and mine development	253	402
Deferred income tax assets	3	7
Goodwill	1,661	1,559
Other assets	—	14

	$1,927	$2,031

Liabilities:
Accounts payable	$—	$8
Income and mining taxes	13	21
Reclamation and remediation	—	5
Deferred income tax liabilities	77	26
Other liabilities	5	38

	$95	$98

The following table details selected financial information included in Net cash provided from discontinued operations and Net cash provided from (used in) investing and financing activities of discontinued operations:

	Years Ended December 31,
	2006	2005	2004
Net cash provided from discontinued operations:
Income from discontinued operations	$258	$53	$82
Depreciation, depletion and amortization	23	55	69
Deferred income taxes	40	14	(50)
Gain on asset sales, net	(309)	(40)	(11)
Gain on investments, net	(13)	(54)	39
Other operating adjustments and write-downs	95	36	6
Decrease (increase) in net operating assets	(2)	(3)	(27)

	$92	$61	$108

Net cash provided from (used in) investing activities of discontinued operations:
Additions to property, plant and mine development	$(12)	$(35)	$(5)
Investments in marketable equity securities	(61)	(156)	(267)
Proceeds from sale of marketable securities	8	213	—
Proceeds from asset sales, net	353	178	—
Other	(4)	(11)	(28)

	$284	$189	$(300)

Net cash used in financing activities of discontinued operations:
Repayment of debt	$(7)	$(1)	$(2)

NOTE 10    STOCKHOLDERS’ EQUITY AND EARNINGS PER SHARE

Newmont Common Stock

In January 2004, Newmont filed a shelf registration statement on Form S-3 under which it can issue debt and equity securities from time-to-time having an aggregate offering price of up to $1,000. Newmont also filed a shelf registration statement on Form S-4 under which it can issue, from time-to-time in connection with future acquisitions of businesses, properties or assets, common stock and common stock warrants having an aggregate offering price up to $200. These registration statements were declared effective on February 4, 2004.

The Company paid common stock dividends of $0.40 per share in 2006 and 2005 and $0.30 per share in 2004.

Treasury Stock

Treasury stock is acquired by the Company when certain restricted stock vests (see Note 21). At vesting, a participant has a tax liability and, pursuant to the participant’s award agreement, may elect withholding of restricted stock to satisfy tax withholding obligations. The withheld stock is accounted for as treasury stock and carried at the par value of the related common stock.

Exchangeable Shares

In connection with the acquisition of Franco-Nevada in February 2002, certain holders of Franco-Nevada common stock received 0.8 of an exchangeable share of Newmont Mining Corporation of Canada Limited (formerly Franco-Nevada) for each share of common stock held. These exchangeable shares are convertible, at the option of the holder, into shares of Newmont common stock on a one-for-one basis, and entitle holders to dividends and other rights economically equivalent to holders of Newmont common stock. As of December 31, 2006 and 2005, the value of these no-par shares was included in Additional paid-in capital.

Net Income per Common Share

Basic income per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted income per common share is computed similarly to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

	Years Ended December 31,
	2006	2005	2004
Numerator:
Income from continuing operations	$533	$269	$408
Income from discontinued operations	258	53	82
Cumulative effect of a change in accounting principle	—	—	(47)

Net income	$791	$322	$443

Denominator:
Basic	450	446	443
Effect of employee stock-based awards	2	3	4

Diluted	452	449	447

Income per common share
Basic:
Income from continuing operations	$1.19	$0.60	$0.92
Income from discontinued operations	0.57	0.12	0.19
Cumulative effect of a change in accounting principle	—	—	(0.11)

Net income	$1.76	$0.72	$1.00

Diluted:
Income from continuing operations	$1.18	$0.60	$0.91
Income from discontinued operations	0.57	0.12	0.19
Cumulative effect of a change in accounting principle	—	—	(0.11)

Net income	$1.75	$0.72	$0.99

Options to purchase 1.1 million, 3.4 million and 2.7 million shares of common stock at average exercise prices of $48.48, $48.97 and $50.70 were outstanding as of December 31, 2006, 2005 and 2004, respectively, but were not included in the computation of diluted weighted average number of common shares because their effect would have been anti-dilutive.

NOTE 11    ACCUMULATED OTHER COMPREHENSIVE INCOME

	At December 31,
	2006	2005
Unrealized gain on marketable equity securities, net of $142 and $94 tax expense, respectively	$678	$406
Foreign currency translation adjustments	43	57
Pension liability adjustments, net of $44 and $31 tax benefit, respectively	(80)	(59)
Other post-retirement benefit adjustments, net of $6 and $nil tax expense, respectively	11	—
Changes in fair value of cash flow hedge instruments, net of tax and minority interests of $(13) and $(32), respectively	21	(26)

	$673	$378

In 2006, Accumulated other comprehensive income decreased by $38, net of $20 tax benefit, related to employee pension and increased by $11, net of $6 tax expense, related to other post retirement benefits with the adoption of FAS 158. See Note 3.

NOTE 12    ACQUISITIONS

In September 2006, Newmont acquired a 40% interest in Shore Gold Inc.’s Fort a la Corne unincorporated joint venture diamond project in Saskatchewan, Canada for cash consideration $152.

In March 2006, Newmont acquired Newcrest Mining Limited’s 22.22% interest in the Boddington unincorporated joint venture, bringing its interest in the project to 66.67%, for cash consideration of $173.

In January 2006, Newmont acquired the remaining 15% interest in the Akyem project for cash consideration of $23, bringing its interest in the project to 100%.

NOTE 13    SALES CONTRACTS, COMMODITY AND FINANCIAL INSTRUMENTS

Newmont generally avoids gold hedging. Newmont’s philosophy is to provide shareholders with leverage to gold prices by selling its gold production at market prices. Newmont has entered into derivative contracts to protect the selling price for certain anticipated gold and copper production and to manage risks associated with sales contracts, commodities, interest rates, and foreign currency. Newmont is not required to place collateral with respect to commodity instruments and there are no margin calls associated with such contracts. During 2005 and 2006, Newmont entered into copper option collar contracts and $/IDR forward purchase contracts. As of December 31, 2006, approximately 13 million pounds of copper are hedged by the copper option collar contracts, which have been designated as cash flow hedges of forecasted copper sales, and as such, changes in the fair value related to the effective portion of the hedges have been recorded in Accumulated other comprehensive income. As of December 31, 2006, approximately 89 million pounds of copper option collar contracts are accounted for on a mark-to-market basis currently through earnings. The $/IDR forward purchase contracts have been designated as cash flow hedges of future IDR expenditures, and as such, changes in the market value have been recorded in Accumulated other comprehensive income.

For 2006, 2005 and 2004, net losses of $60 and net gains of $2 and $2, respectively, were included in Other income, net for the ineffective portion of derivative instruments designated as cash flow hedges. The amount to be reclassified from Accumulated other comprehensive income (loss), net of tax to income for derivative instruments during the next 12 months is a loss of approximately $1. The maximum period over which hedged forecasted transactions are expected to occur is 5 years.

	Expected Maturity Date	Fair Value At December 31,
	2007	2006		2005
Gold Put Option Contracts:
Ounces (thousands)	20	$(1)		$(3)
Average price	$397
Copper Collar Contracts:(1)
Pounds (millions)	102	$(149	)(2)	$(261	)(3)
Average cap price	$1.40
Average floor price	$1.10
$/IDR Forward Purchase Contracts:(1)
$ (millions)	$58	$4		$—
Average rate (IDR/$)	9,693

(1)	56.25% guaranteed by Newmont, 43.75% guaranteed by an affiliate of Sumitomo Corporation.

(2)	The fair value does not include amounts payable ($24) on derivative contracts that have been closed out in December 2006 with the net settlement due and paid in January 2007.

(3)	The fair value does not include amounts payable ($36) on derivative contracts that had been closed out in December 2005 with the net settlement due and paid in January 2006.

Provisional Copper and Gold Sales

The Company’s sales based on a provisional sales price contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrates at the forward London Metal Exchange price at the time of sale. The embedded derivative, which does not qualify for hedge accounting, is marked to market through earnings each period prior to final settlement. As of December 31, 2006 and 2005, respectively, the Company had consolidated embedded copper derivatives on 180 million pounds and 223 million pounds, recorded at an average price of $2.87 and $2.01 per pound, respectively.

For 2006 and 2005, the Company recorded the following gross revenues before treatment and refining charges, which were subject to final price adjustments as of December 31, 2006, 2005 and 2004, as follows:

	At December 31,
	2006	2005	2004
Gross revenue subject to final price adjustments
Copper	$535	$447	$325
Gold	$44	$19	$29

The average final price adjustments realized were as follows:

	Years Ended December 31,
	2006	2005	2004
Average final price adjustments
Copper	31.2%	12.1%	13.8%
Gold	2.6%	1.4%	0.9%

Price-Capped Forward Sales Contracts

In 2001, Newmont entered into transactions that closed out certain call options. The options were replaced with a series of forward sales contracts requiring physical delivery of the same quantity of gold over slightly extended future periods. Under the terms of the contracts, Newmont will realize the lower of the spot price on the delivery date or the capped price ranging from $381 to $392 per ounce. The initial fair value of the forward sales contracts was recorded as deferred revenue. As of December 31, 2006, $47 remained in deferred revenue and will be included in revenue as delivery occurs. The forward sales contracts are accounted for as normal sales contracts under FAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and FAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities-an Amendment to FAS No. 133.”

Newmont had the following price-capped forward sales contracts outstanding as of December 31, 2006:

	Expected Maturity Date or Transaction Date				Fair Value At December 31,
				Total Average
	2008	2009	2011		2006	2005
Ounces (thousands)	1,000	600	250	1,850	$(534)	$(338)
Average price	$384	$381	$392	$384

Interest Rate Swap Contracts

As of December 31, 2006, Newmont had $100 fixed to floating swap contracts designated as a hedge against a portion of its $275 8  5/8% debentures. In 2001, Newmont entered into contracts to hedge a portion of the interest rate risk exposure on a portion of its $275 8  5/8% debentures expiring in 2011 and its $200 8  3/8% debentures which expired in 2005. Under the $275 8  5/8% debentures hedge contract terms, the Company receives fixed-rate interest payments at 8.625% and pays floating-rate interest amounts based on periodic London Interbank Offered Rate (“LIBOR”) settings plus a spread, ranging from 2.60% to 3.49%. Prior to expiration of the $200 8  3/8% debentures and the associated hedge contracts, Newmont received fixed-rate interest payments of 8.375% and paid floating-rate interest amounts based on periodic LIBOR settings plus a spread, ranging from 3.41% to 4.25%. These transactions resulted in a reduction in interest expense of $nil, $3 and $6 for the years ended December 31, 2006, 2005 and 2004, respectively. The fair value of the interest rate swaps was $1 and $2 as of December 31, 2006 and 2005, respectively.

NOTE 14    INVESTMENTS

	At December 31, 2006
	Cost/Equity Basis	Unrealized		Fair/Equity Basis
		Gain	Loss
Current:
Marketable Debt Securities:
Auction rate securities	$10	$—	$—	$10

Marketable Equity Securities:
Agincourt Resources	37	10	—	47
Other	10	33	—	43

	47	43	—	90

Other investments, at cost	9	—	—	9

	$66	$43	$—	$109

Long-term:
Marketable Equity Securities:
Canadian Oil Sands Trust	$265	$603	$—	$868
Gabriel Resources, Ltd.	69	104	—	173
Shore Gold, Inc.	90	—	—	90
Miramar Mining Corporation	28	57	—	85
Other	34	17	(4)	47

	486	781	(4)	1,263

Other investments, at cost	12	—	—	12

Investment in Affiliates:
European Gold Refineries (Note 8)	17	—	—	17
AGR Matthey Joint Venture (Note 8)	16	—	—	16
Regis Resources NL (Note 8)	11	—	—	11

	44	—	—	44

	$542	$781	$(4)	$1,319

	At December 31, 2005
	Cost/Equity Basis	Unrealized		Fair/Equity Value
		Gain	Loss
Current:
Marketable Debt Securities:
Auction rate securities	$785	$—	$—	$785

Marketable Equity Securities:
Other	11	12	—	23

Other investments, at cost	9	—	—	9

	$805	$12	$—	$817

Long-term:
Marketable Equity Securities:
Canadian Oil Sands Trust	$240	$410	$—	$650
Gabriel Resources, Ltd.	53	29	—	82
Shore Gold, Inc.	89	22	—	111
Miramar Mining Corporation	27	19	—	46
Other	20	8	—	28

	429	488	—	917

Other investments, at cost	10	—	—	10

Investment in Affiliates:
European Gold Refineries (Note 8)	15	—	—	15
AGR Matthey Joint Venture (Note 8)	13	—	—	13

	28	—	—	28

	$467	$488	$—	$955

The following table presents the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by length of time that the individual securities have been in a continuous unrealized loss position as of December 31, 2006 and 2005:

	2006		2005
	Less than 12 Months		Less than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Marketable equity securities	$104	$4	$—	$—

The unrealized loss of $4 in 2006 is primarily related to the Company’s investments in two long-term marketable equity securities. While the fair value of both of these investments has fallen below their respective cost, the Company views these declines as temporary. The Company’s policy is to treat a decline in the investment’s quoted market value that has lasted continuously for more than six months as an other-than-temporary decline in value, and the fair values of these investments have not been continuously below cost for the past six months. The Company continues to monitor these investments.

NOTE 15    INVENTORIES

	At December 31,
	2006	2005
In-process	$61	$72
Concentrate	6	3
Precious metals	43	3
Materials, supplies and other	272	226

	$382	$304

The Company recorded aggregate write-downs of $2, $nil and $12 for 2006, 2005 and 2004, respectively, to reduce the carrying value of inventories to net realizable value. Write-downs in 2006 were related to Golden Giant. Write-downs in 2004 were related to Tanami and Pajingo. Inventory write-downs are classified as components of Costs applicable to sales.

NOTE 16    STOCKPILES AND ORE ON LEACH PADS

	At December 31,
	2006	2005
Current:
Stockpiles	$216	$128
Ore on leach pads	162	113

	$378	$241

Long-term:
Stockpiles	$527	$404
Ore on leach pads	285	195

	$812	$599

The Company recorded aggregate write-downs of $2, $10 and $10 for 2006, 2005 and 2004, respectively, to reduce the carrying value of stockpiles to net realizable value. The write-down in 2006 was related to Jundee. Stockpile write-downs in 2005 were largely related to Nevada, Jundee and Tanami. Stockpile write-downs in 2004 were largely related to Tanami and Ovacik. The Company also recorded aggregate write-downs of $3 in 2004 to reduce the carrying value of ore on leach pads to net realizable value, primarily related to Kori Kollo. Stockpile and ore on leach pads write-downs are classified as components of Costs applicable to sales.

NOTE 17    PROPERTY, PLANT AND MINE DEVELOPMENT

		At December 31, 2006			At December 31, 2005
	Depreciable Life	Cost	Accumulated Depreciation and Depletion	Net Book Value	Cost	Accumulated Depreciation and Depletion	Net Book Value
	(in years)
Land	—	$88	$—	$88	$82	$—	$82
Buildings and equipment	1–25	6,885	(3,873)	3,012	6,431	(3,686)	2,745
Mine development	1–25	1,810	(815)	995	1,739	(915)	824
Mineral interests	1–30	1,440	(517)	923	1,119	(465)	654
Asset retirement cost	1–25	292	(144)	148	212	(120)	92
Construction-in-progress	—	1,428	—	1,428	911	—	911

		$11,943	$(5,349)	$6,594	$10,494	$(5,186)	$5,308

Leased assets included above in property, plant and mine development	2–10	$389	$(251)	$138	$387	$(231)	$156

		At December 31, 2006			At December 31, 2005
Mineral Interests	Amortization Period	Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
	(in years)
Working interests:
Production stage	1–25	$754	$(506)	$248	$744	$(455)	$289
Development stage	—	402	(3)	399	252	—	252
Exploration stage	—	284	(8)	276	123	(10)	113

		$1,440	$(517)	$923	$1,119	$(465)	$654

Construction-in-progress during 2006 of $1,428 included $989 at Nevada primarily related to the construction of the power plant and the Leeville project, $191 at Yanacocha primarily related to the construction of the gold mill and additional leach pads, $138 at Australia primarily related to the Boddington project, and $90 at Africa primarily due to the Akyem project. Construction-in-progress during 2005 of $911 included $510 at Nevada primarily related to the Phoenix and Leeville projects and the construction of the power plant, $77 at Yanacocha primarily related to the construction of additional leach pads, and $274 at Africa primarily due to the Ahafo project.

NOTE 18    GOODWILL

The carrying amount of goodwill by reporting unit as of December 31, 2006 and 2005 and changes in the carrying amount of goodwill are summarized in the following table:

	Nevada	Australia/ New Zealand	Exploration	Consolidated
Balance at January 1, 2004	$41	$247	$1,129	$1,417
Change in estimate of pre-acquisition tax contingencies	—	(4)	—	(4)
Pajingo impairment charge	—	(52)	—	(52)

Balance at December 31, 2004	41	191	1,129	1,361
Nevada impairment charge	(41)	—	—	(41)

Balance at December 31, 2005	—	191	1,129	1,320
Boddington purchase	—	23	—	23

Balance at December 31, 2006	$—	$214	$1,129	$1,343

In 2005, annual testing for impairment pursuant to FAS No. 142 (comparison of implied goodwill value to carrying value) resulted in an impairment charge against goodwill for the Nevada Segment of $41. The impairment resulted from a reevaluation of future production and operating costs that indicated higher future operating and capital costs.

In 2004, annual testing for impairment pursuant to FAS No. 142 (comparison of implied goodwill value to carrying value) resulted in an impairment charge against goodwill for the Pajingo operation (Australia/New Zealand Segment) of $52. The impairment resulted from a reevaluation of future production and operating costs that indicated lower grade material and higher future operating costs. The Company also adjusted valuation allowances, originally recorded as part of the purchase price allocation for the acquisitions of Normandy and Franco-Nevada, for deferred tax assets related to capital loss carry-forwards in the Australia/New Zealand Segment for the Tanami operation.

NOTE 19    DEBT

	At December 31,
	2006		2005
	Current	Non-Current	Current	Non-Current
Sale-leaseback of refractory ore treatment plant	$21	$235	$19	$256
5 7/8 % notes, net of discount	—	597	—	597
8 5/8 % debentures, net of discount	—	217	—	218
Newmont Australia 7 5/8 % guaranteed notes, net of premium	—	120	—	120
Prepaid forward sales obligation	—	—	48	48
PTNNT project financing facility	87	393	87	479
PTNNT shareholder loans	36	—	39	—
Yanacocha credit facility	10	90	—	—
Yanacocha bonds	—	100	—	—
Project financings, capital leases and other	5	—	2	5

	$159	$1,752	$195	$1,723

Scheduled minimum debt repayments are $159 in 2007, $243 in 2008, $125 in 2009, $133 in 2010, $104 in 2011 and $1,147 thereafter.

Sale-Leaseback of Refractory Ore Treatment Plant

In September 1994, the Company entered into a sale and leaseback agreement for its refractory ore treatment plant located in Carlin, Nevada. The lease term is 21 years and aggregate future minimum lease payments, which include interest, were $335 and $371 as of December 31, 2006 and 2005, respectively. Future minimum lease payments are $36 in the years 2007 and 2008, $37 in 2009, $36 in 2010, $39 in 2011 and $151 thereafter. The lease includes purchase options during and at the end of the lease at predetermined prices. The interest rate on this sale-leaseback transaction is 6.36%. In connection with this transaction, the Company entered into certain interest rate hedging contracts that were settled for a gain of $11, which is recognized as a reduction of interest expense over the term of the lease. Including this gain, the effective interest rate on the borrowing is 6.15%. The related asset is specialized, therefore it is not practicable to estimate the fair value of this debt.

5 7/8 % Notes

In March 2005, Newmont issued uncollateralized notes with a principal amount of $600 due April 2035 bearing an annual interest rate of 5  7/8%. Interest on the notes is paid semi-annually in April and October. Using prevailing interest rates on similar instruments, the estimated fair value of these notes was $556 and $588 as of December 31, 2006 and 2005, respectively. The foregoing fair value estimate was prepared by an independent third party and may or may not reflect the actual trading value of this debt.

8 5/8 % Debentures

Newmont has outstanding uncollateralized debentures with a principal amount of $223 due May 2011 bearing an annual interest rate of 8.625%. Interest is paid semi-annually in May and November and the debentures are redeemable prior to maturity under certain conditions. Newmont has contracts to hedge the interest rate risk exposure on $100 of these debentures. The Company receives fixed-rate interest payments at 8.625% and pays floating-rate interest based on periodic London Interbank Offered Rate (“LIBOR”) settings plus a spread, ranging from 2.60% to 3.49%. See Note 13. Using prevailing interest rates on similar instruments, the estimated fair value of these debentures was $244 and $251 as of December 31, 2006, and 2005, respectively. The foregoing fair value estimate was prepared by an independent third party and may or may not reflect the actual trading value of this debt.

Newmont Australia 7 5/8 % Notes

Newmont Finance Limited (“NFL”) a subsidiary of Newmont Australia Limited (“NAL”) has outstanding notes with a principal amount of $119 due July 2008 bearing an annual interest rate of 7 5/8 % guaranteed by NAL. Interest on the notes is paid semi-annually in arrears in January and July. The estimated fair value of these notes approximates the carrying value as of December 31, 2006 and 2005. The foregoing fair value estimate was prepared by an independent third party and may or may not reflect the actual trading value of this debt.

Prepaid Forward Sales Obligation

During June 2006 and June 2005, Newmont delivered 161,111 ounces in connection with the prepaid forward sales obligation, resulting in a non-cash reduction in debt of $48 each year. Newmont settled its remaining prepaid forward sales obligation in September 2006 resulting in cash payments of $96, and included a $48 reduction to the current portion of long-term debt and a $40 pre-tax loss on extinguishment of debt.

PTNNT Shareholder Loans

PTNNT has shareholder subordinated loan agreements (“Shareholder Loans”) with Newmont Indonesia Limited (“NIL”), a wholly-owned subsidiary of Newmont, and Nusa Tenggara Mining Corporation (“NTMC”), an affiliate of Sumitomo Corporation, with substantially the same terms for each shareholder. Total principal outstanding under these Shareholder Loans was approximately $83 and $89 as of December 31, 2006 and 2005, respectively. Of these amounts, 43.75% or approximately $36 and $39 as of December 31, 2006 and 2005, respectively, was due to NTMC, an unrelated third-party, and is non-recourse to Newmont, with the remainder payable to a subsidiary consolidated by Newmont. Payments of $3 and $14 were made to NTMC during 2006 and 2005, respectively. Borrowings under the Shareholder Loans are guaranteed by NTP and are payable on demand, subject to the Senior Debt subordination terms. The Shareholder Loans are based on the six-month Singapore Interbank Offering Rate (“SIBOR”) plus 3% for principal and SIBOR rate plus 4% for any unpaid accrued interest. The weighted average interest rates were 8.2%, 6.3% and 7.6% during 2006, 2005 and 2004, respectively, and the interest rates were 8.4% and 7.6% as of December 31, 2006 and 2005, respectively. The fair market value cannot be practicably determined due to the lack of available market information for this type of debt.

Newmont and NTMC provide a contingent support line of credit to PTNNT. No funding was required in 2006. Available additional support from NTP’s partners was $65, of which Newmont’s pro-rata share was $37, as of December 31, 2006.

Project Financings

PTNNT Project Financing Facility

PTNNT has a project financing facility with a syndicate of banks. The scheduled repayments of this debt are semi-annual installments of $43 through November 2010 and $22 from May 2011 through November 2013. Amounts outstanding under the project financing were $480 and $566 as of December 31, 2006 and 2005.

The project financing facility is non-recourse to Newmont and substantially all of PTNNT’s assets are pledged as collateral. The carrying value of the property, plant and mine development was $1,456 and $1,449 as of December 31, 2006 and 2005, respectively. Under the terms of the project financing facility, PTNNT maintains an escrow account for the next interest and principal installment due. Such amount totaled $61 and $62 as of December 31, 2006 and 2005, respectively, and was included in Other long-term assets. The facility contains certain covenants that limit indebtedness and restricted payments to partners, among others. In addition, PTNNT must maintain certain financial ratios. As of December 31, 2006, PTNNT was in compliance with these covenants.

The interest rate is based on blended fixed and floating rates and at market rates on December 31, 2006, the weighted average interest rate approximated LIBOR plus 1.6%. The weighted average interest rates were 6.7%, 5.7% and 5.1% during 2006, 2005 and 2004, respectively, and the interest rates were 7.0% and 6.5% as of December 31, 2006 and 2005, respectively. The fair market value cannot be practicably determined due to the lack of available market information for this type of debt.

Yanacocha

$100 Credit Facility. During 2006, Yanacocha entered into an uncollateralized $100 bank financing with a syndicate of Peruvian commercial banks. Quarterly repayments begin in May 2007 with final maturity May 2014. Borrowings under the facility bear interest at a rate of LIBOR plus 1.875%. The loan is non-recourse to Newmont.

$100 Bond Program. During 2006, Yanacocha issued $100 of bonds into the Peruvian capital markets under a $200 bond program. The issuance is comprised of $42 of floating interest rate bonds bearing interest at a rate of LIBOR plus 1.4375% and $58 of fixed rate bonds bearing an annual interest of 7.0%. Quarterly repayments begin in July 2010 for six years. The bonds are uncollateralized and are non-recourse to Newmont.

Ahafo

Proposed financing. In June 2006, Newmont Ghana Gold Limited (“NGGL”), a wholly-owned subsidiary, entered into a $125 project financing with the International Finance Corporation (“IFC”). The financing is comprised of a $75 A-loan funded by the IFC; and a $50 B-loan funded by a syndicate of commercial lenders. The financing contains certain Conditions of Disbursement that must be completed prior to funds being made available. NGGL anticipates meeting the Conditions of Disbursement during the first half of 2007. Amounts borrowed under the financing will be collateralized by the assets of the Ahafo project and will be guaranteed by Newmont pending the successful completion of requirements associated with the Project Financial Completion Certificate (“Project Financial Completion”). The loans will require semi-annual payments beginning in April 2007. The A-loan has a final maturity of October 2018 and borrowings will be subject to an interest rate of LIBOR plus 1.125% pre-completion, and LIBOR plus 2.00% following Project Financial Completion. The B-loan has a final maturity of October 2017 and borrowings will be subject to an interest rate of LIBOR plus 0.80% pre-completion, and LIBOR plus 1.40% post-completion for the first 4-years. The interest rate on the B-loan then increases to LIBOR plus 1.70% (years 5-7); LIBOR plus 1.90% (years 8-9) and LIBOR plus 2.00% (thereafter).

Corporate Revolving Credit Facilities

The Company has an uncollateralized $1,250 revolving credit facility with a syndicate of commercial banks, which matures in July 2010. The facility contains a letter of credit sub-facility. Interest rates and facility fees vary based on the credit ratings of the Company’s senior, uncollateralized, long-term debt. Borrowings under the facilities bear interest at an annual interest rate of the greater of LIBOR plus a margin ranging from 0.22% to 1.00%, the federal funds rate plus 0.5% or the lead bank’s prime interest rate. Facility fees accrue at an annual rate ranging from 0.080% to 0.250% of the aggregate commitments. The Company also pays a utilization fee of 0.10% on the amount of revolving credit loans and letters of credit outstanding under the facility for each day on which the sum of such loans and letters of credit exceed 50% of the commitments under the facility. As of December 31, 2006 and 2005, the facility fees were 0.09% of the commitment. There was $321 and $275 outstanding under the letter of credit sub-facility as of December 31, 2006 and 2005, respectively.

Debt Covenants

The 5 7/8% notes, Newmont Australia 7 5/8% notes, 8 5/8% debentures, and sale-leaseback of the refractory ore treatment plant debt facilities contain various common public debt covenants and default provisions including payment defaults, limitation on liens, limitation on sales and leaseback agreements and merger restrictions.

In addition to the covenants noted above, the corporate revolving credit facility contains financial ratio covenants requiring the Company to maintain a net debt to EBITDA (earnings before interest expense, income taxes, depreciation and amortization) ratio of less than or equal to 4.0 and a net debt (total debt net of cash and cash equivalents) to total capitalization ratio of less than or equal to 62.5%. Furthermore, the corporate revolving credit facility contains covenants limiting the sale of all or substantially all of the Company’s assets, certain change of control provisions and a negative pledge on certain assets.

Certain of the Company’s project debt facilities contain debt covenants and default provisions including limitations on dividends subject to certain debt service cover ratios, limitations on sales of assets, negative pledges on certain assets, change of control provisions and limitations of additional permitted debt.

As of December 31, 2006, the Company and its related entities were in compliance with all debt covenants and default provisions.

NOTE 20    EMPLOYEE-RELATED BENEFITS

	At December 31,
	2006	2005
Current:
Employee pension benefits	$21	$30
Accrued payroll and withholding taxes	76	81
Workers’ participation	54	40
Accrued severance	5	3
Other employee-related payables	26	22

	$182	$176

	At December 31,
	2006	2005
Long-term:
Employee pension benefits	$156	$103
Other post-retirement benefit plans	79	94
Workers’ participation	14	19
Accrued severance	31	27
Other employee-related payables	29	30

	$309	$273

Pension Plans

The Company’s pension plans include: (1) two qualified non-contributory defined benefit plans (for salaried employees and substantially all domestic hourly union employees); (2) one non-qualified plan (for salaried employees whose benefits under the qualified plan are limited by federal legislation); (3) two qualified plans for salaried and hourly Canadian employees; (4) one non-qualified plan for employees of PTNNT and (5) an international plan for select employees who are not eligible to participate in the U.S.-based plans because of citizenship. The vesting period for plans identified in (1) and (2) is five years of service. These plans’ benefit formulas are based on an employee’s years of credited service and either (i) such employee’s highest consecutive five years average pay (salaried plan) or (ii) a flat dollar amount adjusted by a service-weighted multiplier (hourly plan). The Canadian plan provides for full vesting of benefits upon remittance and the benefit formula is based on a percentage of annual pay. The PTNNT plan is based on Indonesian Labor Law and provides for benefits to employees at age 55 or if employment is terminated at mine closing. The benefits formula under the Indonesian Labor Law is based on an employee’s current salary and years of service prior to retirement or termination of employment at mine closing. The international retirement plan’s basic and savings accounts have a graded vesting schedule and are fully vested after four years of service. The international retirement plan’s supplemental account is vested after attaining age 55 with 10 years of service or attaining age 62. The plan’s benefit formula is based on a percentage of compensation as defined in the plan document.

Pension costs are determined annually by independent actuaries and pension contributions to the qualified plans are made based on funding standards established under the Employee Retirement Income Security Act of 1974.

Other Benefit Plans

The Company provides defined medical and life insurance benefits to selected qualified U.S. and Canadian retirees (generally salaried employees and to a limited extent their eligible dependents). In general, participants become eligible for these benefits upon retirement directly from the Company if they are at least 55 years old and, for U.S. employees, the combination of their age and years of service with the Company equals 75 or more. This benefit is not provided to employees who joined the Company after January 1, 2003.

Defined medical benefits cover most of the reasonable and customary charges for hospital, surgical, diagnostic and physician services and prescription drugs. Life insurance benefits are based on a percentage of final base annual salary and decline over time after retirement commences. The majority of the costs of these medical and life insurance benefits are paid by the Company. In 2003, the Company began a strategy to more equitably share costs with retirees; by 2008, 75% of retiree medical coverage cost will be paid by the Company. Qualified retirees that become eligible after January 1, 2003 are required to contribute additional amounts to the medical coverage.

Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”), beginning in 2006, the Act provides a prescription drug benefit under Medicare Part D, as well as a federal subsidy to plan sponsors of retiree healthcare plans that provide a prescription drug benefit to their participants that is at least actuarially equivalent to the benefit that is available under

Medicare. The Company sponsors retiree health care plans that provide prescription drug benefits to eligible retirees that our plan actuaries have determined are actuarially equivalent to Medicare Part D. The effect of the Act was to decrease post-retirement projected benefit obligation by $8 in 2006.

As of December 31, 2006, the Company adopted the provisions of FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“FAS 158”). FAS 158 required employers that sponsor one or more defined benefit plans to (i) recognize the funded status of a benefit plan in its statement of financial position, (ii) recognize the gains or losses and prior service costs or credits that arise during the period as a component of other comprehensive income, net of tax, (iii) measure the defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position, and (iv) disclose in the notes to the financial statements additional information about certain effects on net periodic cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The impact of adopting FAS 158 on the Consolidated Balance Sheets was as follows:

	Before Application of FAS 158	Adjustment	After Application of FAS 158
Other long-term assets	$193	$(15)	$178
Total assets	$15,616	$(15)	$15,601
Employee pension and other benefits	$229	$27	$256
Deferred income taxes	$640	$(14)	$626
Accumulated other comprehensive income	$700	$(27)	$673
Total stockholders’ equity	$9,364	$(27)	$9,337

The following tables provide a reconciliation of changes in the plans’ benefit obligations and assets’ fair values for the two-year period ended December 31, 2006:

	Pension Benefits		Other Benefits
	2006	2005	2006	2005
Change in Benefit Obligation:
Benefit obligation at beginning of year	$409	$343	$86	$82
Service cost-benefits earned during the year	18	15	3	5
Interest cost	24	19	4	5
Amendments	9	5	(2)	—
Actuarial loss (gain)	(8)	43	(9)	(3)
Foreign currency exchange loss	1	—	—	—
Settlement payments	—	4	—	—
Benefits paid	(16)	(20)	(3)	(3)

Benefit obligation at end of year	$437	$409	$79	$86

Accumulated Benefit Obligation	$389	$361	N/A	N/ A

Change in Fair Value of Assets:
Fair value of assets at beginning of year	$227	$217	$—	$—
Actual return on plan assets	28	17	—	—
Employer contributions	23	13	3	3
Settlement payments	(2)	—	—	—
Benefits paid	(16)	(20)	(3)	(3)

Fair value of assets at end of year	$260	$227	$—	$—

The Company’s qualified pension plans are funded with cash contributions in compliance with Internal Revenue Service (“IRS”) rules and regulations. The Company’s non-qualified and other benefit plans are currently not funded, but exist as general corporate obligations. The information contained in the above tables indicates the combined funded status of qualified and non-qualified plans, in accordance with accounting pronouncements. Assumptions used for IRS purposes differ from those used for accounting purposes. The funded status shown above compares the projected benefit obligation (“PBO”) of all plans, which is an actuarial present value of obligations that takes into account assumptions as to future compensation levels of plan participants, to the fair value of the assets held in trust for the qualified plans. Accounting pronouncements also prescribe a computation for the plans’ accumulated benefit obligation (“ABO”), which is an actuarial present value of benefits (whether vested or nonvested) attributed to employees based on employee service and compensation prior to the end of the period presented. The Company is currently planning to contribute $65 to its retirement benefit programs in 2007.

The following plans have an ABO in excess of the market value of plan assets:

	2006			2005
	PBO	ABO	Market value of plan assets	PBO	ABO	Market value of plan assets
Qualified plan - salaried employees	$318	$274	$226	$309	$266	$197
Non-qualified plan - salaried employees	49	46	—	45	42	—
Qualified plan - hourly employees	42	42	33	40	39	26
Other plans	28	27	1	15	14	4

	$437	$389	$260	$409	$361	$227

The following table provides the net amounts recognized in the consolidated balance sheets as of December 31:

	Pension Benefits		Other Benefits
	2006	2005	2006	2005
Intangible asset	$—	$12	$—	$—
Accrued employee benefit liability	$177	$133	$79	$94
Accumulated other comprehensive income:
Net actuarial loss (gain)	$113	$90	$(17)	$—
Prior service cost	$11	$—	$—	$—

	124	90	(17)	—
Less: Income taxes	(44)	(31)	6	—

	$80	$59	$(11)	$—

The following table provides the components of the net periodic pension and other benefit costs for the years ended December 31:

	Pension Benefit Costs			Other Benefit Costs
	2006	2005	2004	2006	2005	2004
Service cost	$18	$15	$14	$3	$5	$3
Interest cost	24	19	18	4	5	4
Expected return on plan assets	(18)	(15)	(13)	—	—	—
Amortization of loss (gain)	8	6	4	—	—	—
Amortization of prior service cost (credit)	1	1	1	(1)	(1)	(1)
Amendments	9	—	—	(2)	—	—
Settlements	—	4	—	—	—	—

	$42	$30	$24	$4	$9	$6

For the pension plans, prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation or the market-related value of assets are amortized over the average remaining service period of active participants. Pension and postretirement benefits are accrued during an employee’s service to the Company.

The following table provides the components of the expected recognition in 2007 of amounts in accumulated other comprehensive income:

	Pension Benefits	Other Benefits
Net actuarial loss (gain)	$8	$—
Prior service cost	1	(1)

	$9	$(1)

Significant assumptions were as follows:

	Pension Benefits		Other Benefits
	As of December 31,		As of December 31,
	2006	2005	2006	2005
Weighted-average assumptions used in measuring the Company’s benefit obligation:
Discount rate	5.90%	5.75%	5.90%	5.75%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
	2006	2005	2004	2006	2005	2004
Weighted-average assumptions used in measuring the net periodic pension benefit cost:
Discount long-term rate	5.75%	5.75%	6.25%	5.75%	5.75%	6.25%
Expected return on plan assets	8.00%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%

Yield curves matching our benefit obligations were derived using a cash flow analysis under the Citigroup pension discount curve. The Citigroup pension discount curve shows the relationship between interest rates and duration for hypothetical zero coupon investments. Under this approach, Treasury par curve data is used to set the shape of the yield curve and calculate the AA corporate spot yield at each maturity. The resulting curve was used to identify a discount rate for the Company of 5.9% and 5.75% in 2006 and 2005, respectively, based on the timing of future benefit payments. The decision to use 8% as the expected long-term return on plan assets was made based on an analysis of the actual plan asset returns over multiple time horizons and review of assumptions used by other U.S. corporations with defined benefit plans of similar size and investment strategy and is reviewed periodically by the audit committee. The average actual return on plan assets during the 18 years ended December 31, 2006 approximated 10%.

The pension plan employs several independent investment firms which invest the assets of the plan in certain approved funds that correspond to specific asset classes with associated target allocations. Depending upon actual sector performance, the assets in the plan are periodically rebalanced to match the established target levels for the asset classes. The goal of the pension fund investment program is to achieve expected rates of return consistent with the investment risk associated with the approved investment portfolio. The investment performance of the plan and that of the individual investment firms is measured against recognized market indices. This performance is monitored by an investment committee comprised of members of the Company’s management, which is advised by an independent investment consultant. The performance of the plan is reviewed annually with the Audit Committee of the Company’s board of directors. The following is a summary of the target asset allocations for 2006 and the actual asset allocation for 2006.

Asset Allocation	Target	Actual at December 31, 2006
U.S. equity investments	45%	45%
International equity investments	20%	21%
Fixed income investments	35%	34%

The assumed health care cost trend rate to measure the expected cost of benefits was 10% for 2007, 9% for 2008, 8% for 2009, 7% for 2010, 6% for 2011 and 5% each year thereafter. Assumed health care cost trend rates have a significant effect on amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-percentage-point Increase	One-percentage-point Decrease
Effect on total of service and interest cost components of net periodic postretirement health care benefit cost	$2	$(1)
Effect on the health care component of the accumulated postretirement benefit obligation	$13	$(10)

Cash Flows

Benefit payments expected to be paid to plan participants are as follows:

	Pension Benefits	Other Benefit Plans
2007	$30	$3
2008	15	3
2009	17	3
2010	22	3
2011	18	3
2012 through 2015	135	23

	$237	$38

Savings Plans

The Company has two qualified defined contribution savings plans, one that covers salaried and non-union hourly employees and one that covers substantially all hourly union employees. In addition, the Company has one non-qualified supplemental savings plan for salaried employees whose benefits under the qualified plan are limited by federal regulations. When an employee meets eligibility requirements, the Company matches 100% of employee contributions of up to 6% and 5% of base salary for the salaried (including non-union hourly employees) and hourly plans, respectively. Matching contributions are made with Newmont stock; however, no holding restrictions are placed on such contributions, which totaled $11 in 2006, $10 in 2005 and $9 in 2004.

NOTE 21    STOCK BASED COMPENSATION

Employee Stock Options

The Company has a Stock Incentive Plan (“Stock Plan”) for executives and eligible employees. Under this Stock Plan, options to purchase shares of stock can be granted with exercise prices not less than fair market value of the underlying stock at the date of grant. Fair market value of a share of common stock as of the grant date is the average of the high and low sales prices for a share of the Company’s common stock on the New York Stock Exchange. The Company also maintains prior stock plans, but no longer grants awards under these plans. Options granted under the Company’s stock plans vest over periods ranging from two to four years and are exercisable over a period of time not to exceed 10 years from grant date. As of December 31, 2006, 17,551,234 shares were available for future grants under the Stock Plan. During 2006, 2005 and 2004, 1,238,750, 2,002,638 and 2,030,722 stock option awards were granted, respectively.

The value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. The expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination experience. Expected volatility is based on the historical volatility of our stock. These estimates involve inherent uncertainties and the application of management judgment. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest. As a result, if other assumptions had been used, our recorded and pro forma stock-based compensation expense could have been different from that reported. The Black-Scholes option-pricing model used the following assumptions:

	2006	2005	2004	2003	2002
Weighted-average risk-free interest rates	4.9%	4.2%	3.4%	3.7%	3.4%
Dividend yields	0.7%	1.0%	0.8%	0.5%	0.5%
Expected lives in years	5	4	4	8	9
Volatility	34%	38%	41%	44%	51%

The following table summarizes annual activity for all stock options for each of the three years ended December 31:

	2006		2005		2004
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	9,433,669	$35.90	9,209,914	$34.11	10,629,449	$30.02
Granted	1,238,750	$57.71	2,002,638	$41.67	2,030,722	$43.16
Exercised	(2,397,816)	$31.50	(1,517,601)	$44.40	(3,053,688)	$24.80
Forfeited and expired	(770,995)	$53.23	(261,282)	$49.40	(396,569)	$47.77

Outstanding at end of year	7,503,608	$39.08	9,433,669	$35.90	9,209,914	$34.11

Options exercisable at year end	5,333,035	$34.60	5,920,180	$32.58	5,577,335	$30.51
Weighted-average fair value of options granted during the year	$19.76		$14.39		$14.05

The following table summarizes information about stock options outstanding as of December 31, 2006, with exercise prices equal to the fair market value on the date of grant with no restrictions on exercisability after vesting:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- average Remaining Contractual Life (in years)	Weighted- average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0 to $20	968,231	2.4	$18.55	968,231	$18.55
$20 to $30	1,487,364	4.9	$25.96	1,487,364	$25.96
$30 to $40	910,501	7.4	$37.59	438,622	$37.09
$40 to $50	2,958,409	4.8	$45.47	2,357,977	$45.43
$50+	1,179,103	9.1	$57.63	80,841	$56.46

	7,503,608	6.7	$39.08	5,333,035	$34.60

As of December 31, 2006, there was $25 of unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 1.9 years. The total intrinsic value of options exercised in 2006, 2005 and 2004 was $54, $25 and $58, respectively.

The following stock options vested in each of the three years ended December 31:

	2006	2005	2004
Stock options vested	2,175,307	2,147,485	1,732,352
Weighted-average exercise price	$40.10	$38.55	$32.48

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of FAS 123(R) to options granted under our stock option plans in 2005 and 2004:

	Years Ended December 31,
	2005	2004
Net income, as reported	$322	$443
Less: Compensation expense determined under the fair value method, net of tax	(19)	(15)

Pro forma net income	$303	$428

Net income per common share, basic:
As reported	$0.72	$1.00
Pro forma net income	$0.68	$0.97
Net income per common share, diluted:
As reported	$0.72	$0.99
Pro forma net income	$0.68	$0.96

Other Stock-Based Compensation

The Company grants restricted stock to certain employees upon achievement of certain financial and operating thresholds at fair market value on the grant date. Prior to vesting, these shares of restricted stock are subject to certain restrictions related to ownership and transferability. Holders of restricted stock are entitled to vote the shares and to receive any dividends declared on the shares. In 2006, 2005, and 2004, 102,491, 169,661, and 285,155 shares of restricted stock, respectively, were granted and issued, at the weighted-average fair market value of $58, $45, and $42, respectively. As of December 31, 2006, 100,258, 99,924 and 77,004 shares remained unvested for the 2006, 2005 and 2004 grants, respectively. The shares of restricted stock vest in three equal increments over three years.

Restricted stock units are granted upon achievement of certain financial and operating thresholds to employees in certain foreign jurisdictions. In 2006, 2005, and 2004 the Company granted 19,181, 27,386, and 18,788 restricted stock units, respectively, at the weighted-average fair market value of $58, $45 and $42, respectively, per underlying share of the Company’s common stock. As of December 31, 2006, 13,193, 11,791 and 1,214 shares remain unvested for the 2006, 2005 and 2004 grants, respectively. These restricted stock units vest in three equal increments over three years. Prior to vesting, holders of restricted stock units are not entitled to vote the underlying shares or receive dividends. Upon vesting, the employee is entitled to receive for each restricted stock unit one share of the Company’s common stock and an amount equivalent to accrued dividends.

The Company grants deferred stock awards to certain other employees. The deferred stock awards vest over periods between two to three years. In 2006, 2005 and 2004, the Company granted deferred stock awards of 237,946, 165,251, and 158,219 shares of the Company’s common stock, respectively, at weighted-average fair market values of $58, $41, and $43 per share, respectively. As of December 31, 2006 215,199, 116,207 and 577 shares remained unvested for the 2006, 2005 and 2004 awards, respectively. Prior to vesting, holders of deferred stock are not entitled to vote the underlying shares or receive dividends. Upon vesting, the employee is entitled to receive the number of shares of the Company’s common stock specified in the deferred stock award.

Compensation expense recorded for other stock-based compensation was $8, $15 and $15 in 2006, 2005 and 2004, respectively. The total fair value of other stock-based compensation awards that vested in 2006, 2005 and 2004 was $20, $15 and $15, respectively.

NOTE 22    OTHER LIABILITIES

	At December 31,
	2006	2005
Other current liabilities:
Accrued operating costs	$156	$78
Accrued capital expenditures	128	78
Reclamation and remediation costs	77	63
Royalties	39	26
Interest	34	42
Taxes other than income and mining	18	16
Deferred revenue	9	17
Advanced stripping costs (Note 3)	—	14
Other	54	57

	$515	$391

	At December 31,
	2006	2005
Other long-term liabilities:
Income taxes (Note 29)	$54	$220
Deferred revenue from the sale of future product	47	47
Derivative instruments	—	30
Advanced stripping costs (Note 3)	—	93
Other	34	25

	$135	$415

NOTE 23    RECLAMATION AND REMEDIATION (ASSET RETIREMENT OBLIGATIONS)

The Company’s mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements.

As of December 31, 2006 and 2005, $520 and $428, respectively, were accrued for reclamation obligations relating to currently or recently producing mineral properties. In addition, the Company is involved in several matters concerning environmental obligations associated with former, primarily historic, mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. As of December 31, 2006 and 2005, $85 and $77, respectively, were accrued for such obligations. These amounts are also included in Reclamation and remediation liabilities.

The following is a reconciliation of the total liability for reclamation and remediation:

Balance January 1, 2005	$468
Additions, change in estimates and other	65
Liabilities settled	(47)
Disposition of liability	(8)
Accretion expense	27

Balance December 31, 2005	505
Additions, change in estimates and other	122
Liabilities settled	(60)
Acquisition/Disposition of liability, net	7
Accretion expense	31

Balance December 31, 2006	$605

The current portions of Reclamation and remediation liabilities of $77 and $63 as of December 31, 2006 and 2005, respectively, are included in Other current liabilities.

The Company recorded $47, $38 and $(11) of reclamation expense for 2006, 2005 and 2004, respectively, for properties associated with former mining activities.

Additions to reclamation in 2006 of $122 include additions at Batu Hijau of $31 primarily due to increased waste dump reclamation areas due to mine expansion, additions at Yanacocha of $22 primarily due to mine expansion and post closure water management activities, additions at Nevada of $39 primarily due to changes in mine plans and additional waste dump reclamation areas, additions at Australia of $7 primarily related to water management and other additions of $23 primarily related to mine expansion.

NOTE 24    RELATED PARTY TRANSACTIONS

Newmont had transactions with EGR, AGR and Finorafa, a subsidiary of EGR, as follows:

	Years Ended December 31,
	2006	2005	2004
Gold sales:
Finorafa	$66	$—	$—
AGR	—	—	32
Refining fees paid:
EGR	3	3	2
AGR	1	1	1

See Note 8 for a discussion of Newmont’s investment in EGR and AGR.

NOTE 25    SUPPLEMENTAL CASH FLOW INFORMATION

	Years Ended December 31,
	2006	2005	2004
Income taxes, net of refunds	$403	$292	$277
Interest, net of amounts capitalized	$96	$84	$92
Non-cash settlement of prepaid forward sales obligation	$48	$48	$—
Non-cash extinguishment of infrastructure bonds	$—	$—	$124

Capital Leases

In 2004, Newmont entered into certain leases that resulted in non-cash increases to Property, plant and mine development, net and Long-term debt of $7.

NOTE 26    OPERATING LEASE COMMITMENTS

The Company leases certain assets, such as equipment and facilities, under operating leases expiring at various dates through 2012. Future minimum annual lease payments are $6 in 2007, and range from $2 to $3 in each of the following four years, totaling $16. Rent expense for 2006, 2005 and 2004 was $17, $12 and $13, respectively.

NOTE 27    SEGMENT AND RELATED INFORMATION

Newmont predominantly operates in a single industry, namely exploration for and production of gold. Newmont’s major operations include Nevada, Yanacocha, Australia/New Zealand, Batu Hijau and Africa. Newmont also has an Exploration Segment.

The Exploration Segment is responsible for all activities, regardless of location, associated with the Company’s efforts to discover new mineralized material that will advance into proven and probable reserves.

The Company identifies its reportable segments as those consolidated mining operations or functional groups that represent more than 10% of the combined revenue, profit or loss or total assets of all reported operating segments. Consolidated mining operations or functional groups not meeting this threshold are aggregated at the applicable geographic or corporate level for segment reporting purposes. Earnings from operations do not reflect general corporate expenses, interest (except project-specific interest) or income taxes (except for equity investments). Intercompany revenue and expense amounts have been eliminated within each segment in order to report on the basis that management uses internally for evaluating segment performance.

Newmont made certain reclassifications in its segment reporting presentation for 2006, 2005 and 2004 to conform to changes in presentation reflected in internal management reporting and the discontinuation of the Merchant Banking segment. Newmont’s segments have been presented for 2006, 2005 and 2004 as follows:

•	The Other Operations reportable segment includes the Golden Giant, La Herradura, Kori Kollo, Minahasa and Ovacik gold operations.

•	The Golden Grove copper operation, the Holloway and Zarafshan gold operations and the Merchant Banking Segment have been reclassified to discontinued operations for all periods presented.

	Nevada	Yanacocha	Australia/ New Zealand	Batu Hijau	Africa	Other Operations
Year Ended December 31, 2006
Sales, net:
Gold	$1,441	$1,543	$814	$264	$124	$160
Copper	$—	$—	$—	$671	$—	$—
Cost applicable to sales:
Gold	$980	$498	$519	$91	$60	$59
Copper	$—	$—	$—	$308	$—	$—
Depreciation, depletion and amortization:
Gold	$180	$172	$119	$20	$19	$18
Copper	$—	$—	$—	$66	$—	$—
Other	$—	$—	$3	$—	$—	$1
Exploration	$—	$—	$—	$—	$—	$—
Advanced projects, research and development	$10	$6	$2	$2	$28	$1
Write-down of assets	$—	$2	$—	$—	$—	$—
Other income	$22	$19	$7	$(45)	$1	$46
Interest expense, net	$—	$12	$—	$44	$(1)	$1
Pre-tax income (loss) before minority interest and equity income of affiliates	$270	$808	$150	$357	$19	$105
Equity income (loss) of affiliates	$—	$—	$(2)	$—	$—	$—
Capital expenditures	$705	$269	$200	$106	$234	$11
Goodwill	$—	$—	$214	$—	$—	$—
Total assets from continuing operations	$2,652	$1,827	$1,333	$2,441	$964	$163

	Total Operations	Exploration	Corporate and Other	Consolidated
Year Ended December 31, 2006
Sales, net:
Gold	$4,346	$—	$(30)	$4,316
Copper	$671	$—	$—	$671
Cost applicable to sales:
Gold	$2,207	$—	$—	$2,207
Copper	$308	$—	$—	$308
Depreciation, depletion and amortization:
Gold	$528	$—	$—	$528
Copper	$66	$—	$—	$66
Other	$4	$3	$15	$22
Exploration	$—	$170	$—	$170
Advanced projects, research and development	$49	$—	$32	$81
Write-down of assets	$2	$—	$1	$3
Other income, net	$50	$6	$(34)	$22
Interest expense, net	$56	$—	$41	$97
Pre-tax income (loss) before minority interest and equity income of affiliates	$1,709	$(168)	$(310)	$1,231
Equity income (loss) of affiliates	$(2)	$—	$4	$2
Capital expenditures	$1,525	$—	$20	$1,545
Goodwill	$214	$1,129	$—	$1,343
Total assets from continuing operations	$9,380	$1,296	$2,998	$13,674
Assets held for sale				1,927

Total assets				$15,601

	Nevada	Yanacocha	Australia/ New Zealand	Batu Hijau	Africa	Other Operations
Year Ended December 31, 2005
Sales, net:
Gold	$1,053	$1,490	$718	$318	$—	$153
Copper	$—	$—	$—	$672	$—	$—
Cost applicable to sales:
Gold	$807	$487	$508	$109	$—	$79
Copper	$—	$—	$—	$303	$—	$—
Depreciation, depletion and amortization:
Gold	$124	$205	$118	$34	$—	$20
Copper	$—	$—	$—	$87	$—	$—
Other	$—	$—	$3	$—	$1	$2
Exploration	$—	$—	$—	$—	$—	$—
Advanced projects, research and development	$—	$8	$—	$2	$20	$7
Write-down of assets	$41	$—	$2	$—	$—	$38
Other income	$8	$9	$7	$7	$—	$6
Interest expense, net	$—	$1	$—	$43	$—	$—
Pre-tax income (loss) before minority interest and equity income of affiliates	$61	$799	$81	$419	$(21)	$7
Equity income of affiliates	$—	$—	$—	$—	$—	$—
Amortization of deferred (advanced) stripping, net	$(47)	$—	$(7)	$1	$—	$(3)
Capital expenditures	$479	$225	$98	$65	$276	$24
Deferred stripping	$149	$—	$19	$(107)	$—	$10
Goodwill	$—	$—	$191	$—	$—	$—
Total assets from continuing operations	$2,073	$1,575	$1,060	$2,251	$640	$144

	Total Operations	Exploration	Corporate and Other	Consolidated
Year Ended December 31, 2005
Sales, net:
Gold	$3,732	$—	$(52)	$3,680
Copper	$672	$—	$—	$672
Cost applicable to sales:
Gold	$1,990	$—	$—	$1,990
Copper	$303	$—	$—	$303
Depreciation, depletion and amortization:
Gold	$501	$—	$—	$501
Copper	$87	$—	$—	$87
Other	$6	$4	$16	$26
Exploration	$—	$147	$—	$147
Advanced projects, research and development	$37	$—	$18	$55
Write-down of assets	$81	$—	$1	$82
Other income	$37	$—	$59	$96
Interest expense, net	$44	$—	$53	$97
Pre-tax income (loss) before minority interest and equity income of affiliates	$1,346	$(147)	$(284)	$915
Equity income of affiliates	$—	$—	$4	$4
Amortization of deferred (advanced) stripping, net	$(56)	$—	$—	$(56)
Capital expenditures	$1,167	$—	$49	$1,216
Deferred stripping	$71	$—	$—	$71
Goodwill	$191	$1,129	$—	$1,320
Total assets from continuing operations	$7,743	$1,134	$3,084	$11,961
Assets held for sale				2,031

Total assets				$13,992

	Nevada	Yanacocha	Australia/ New Zealand	Batu Hijau	Africa	Other Operations
Year Ended December 31, 2004
Sales, net:
Gold	$1,037	$1,250	$779	$288	$—	$179
Copper	$—	$—	$—	$786	$—	$—
Cost applicable to sales:
Gold	$716	$432	$528	$91	$—	$111
Copper	$—	$—	$—	$305	$—	$—
Depreciation, depletion and amortization:
Gold	$127	$198	$126	$28	$—	$37
Copper	$—	$—	$—	$90	$—	$—
Other	$—	$—	$4	$—	$1	$3
Exploration	$—	$—	$—	$—	$—	$—
Advanced projects, research and development	$6	$16	$—	$—	$16	$13
Write-down of assets	$—	$4	$66	$—	$—	$18
Other income	$7	$4	$18	$3	$—	$—
Interest expense, net	$—	$1	$—	$43	$—	$—
Pre-tax income (loss) before minority interest and equity income of affiliates	$199	$601	$64	$524	$(22)	$(22)
Equity income of affiliates	$—	$—	$—	$—	$—	$—
Cumulative effect of a change in accounting principle, net of tax	$—	$—	$—	$(84)	$—	$—
Amortization of deferred (advanced) stripping, net	$(39)	$—	$8	$38	$—	$(3)
Capital expenditures	$169	$232	$89	$35	$92	$19
Deferred stripping	$101	$—	$12	$(105)	$—	$11
Goodwill	$41	$—	$191	$—	$—	$—
Total assets from continuing operations	$1,614	$1,201	$1,066	$2,134	$353	$244

	Total Operations	Exploration	Corporate and Other	Consolidated
Year Ended December 31, 2004
Sales, net:
Gold	$3,533	$—	$7	$3,540
Copper	$786	$—	$—	$786
Cost applicable to sales:
Gold	$1,878	$—	$—	$1,878
Copper	$305	$—	$—	$305
Depreciation, depletion and amortization:
Gold	$516	$—	$—	$516
Copper	$90	$—	$—	$90
Other	$8	$3	$11	$22
Exploration	$—	$107	$—	$107
Advanced projects, research and development	$51	$—	$20	$71
Write-down of assets	$88	$—	$2	$90
Other income	$32	$—	$34	$66
Interest expense, net	$44	$—	$53	$97
Pre-tax income (loss) before minority interest and equity income of affiliates	$1,344	$(108)	$(168)	$1,068
Equity income of affiliates	$—	$—	$2	$2
Cumulative effect of a change in accounting principle, net of tax	$(84)	$—	$37	$(47)
Amortization of deferred (advanced) stripping, net	$4	$—	$—	$4
Capital expenditures	$636	$—	$33	$669
Deferred stripping	$19	$—	$—	$19
Goodwill	$232	$1,129	$—	$1,361
Total assets from continuing operations	$6,612	$1,147	$2,699	$10,458
Assets held for sale				2,313

Total assets				$12,771

Revenues from export and domestic sales were as follows:

	Years Ended December 31,
	2006	2005	2004
Europe	$4,053	$3,378	$3,598
India	76	277	22
Indonesia	85	96	71
Japan	355	267	312
Korea	154	172	168
United States	—	—	97
Other	264	162	58

	$4,987	$4,352	$4,326

Long-lived assets, excluding deferred tax assets, in the United States and other countries are as follows:

	At December 31,
	2006	2005	2004
United States(1)	$6,578	$5,750	$5,125
Australia	935	704	987
Canada	357	305	144
Indonesia	1,869	1,808	1,858
Peru	1,227	1,110	1,008
Ghana	1,021	629	346
Other	186	188	159

	$12,173	$10,494	$9,627

(1)	Goodwill allocated to Exploration (see Note 18) is global in nature and has been allocated to the United States, the Company’s headquarters.

The Company is not economically dependent on a limited number of customers for the sale of its product because gold can be sold through numerous gold market traders worldwide. In 2006, sales to one customer, Bank of Nova Scotia, totaled approximately $894 or 21% of total gold sales. In 2005, sales to one customer, Bank of Nova Scotia, totaled approximately $1,214 or 33% of total gold sales. In 2004, sales to two customers, Bank of Nova Scotia and Barclays, totaled approximately $1,056 and $1,137, respectively, or 30% and 32% of total gold sales, respectively.

NOTE 28     CONSOLIDATING FINANCIAL STATEMENTS

The following Consolidating Financial Statements are presented to satisfy disclosure requirements of Rule 3-10(e) of Regulation S-X resulting from the inclusion of Newmont USA Limited (“Newmont USA”), a wholly-owned subsidiary of Newmont, as a co-registrant with Newmont on a shelf registration statement on Form S-3 filed under the Securities Act of 1933 under which securities of Newmont (including debt securities which may be guaranteed by Newmont USA) may be issued from time to time (the “Shelf Registration Statement”). To the extent Newmont issues debt securities under the Shelf Registration Statement, it is expected that Newmont USA will provide a guarantee of that debt. In accordance with Rule 3-10(e) of Regulation S-X, Newmont USA, as the subsidiary guarantor, is 100% owned by Newmont, the guarantee will be full and unconditional, and it is not expected that any other subsidiary of Newmont will guarantee any security issued under the Shelf Registration Statement. There are no significant restrictions on the ability of Newmont USA to obtain funds from its subsidiaries by dividend or loan.

	For the Year Ended December 31, 2006
Condensed Consolidating Statement of Income	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Revenues
Sales - gold, net	$—	$3,429	$887	$—	$4,316
Sales - copper, net	—	671	—	—	671

	—	4,100	887	—	4,987

Costs and expenses
Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)
Gold	—	1,660	556	(9)	2,207
Copper	—	308	—	—	308
Depreciation, depletion and amortization	—	486	130	—	616
Exploration	—	123	47	—	170
Advanced projects, research and development	—	48	33	—	81
General and administrative	—	135	6	8	149
Write-down of goodwill	—	—	—	—	—
Write-down of long-lived assets	—	3	—	—	3
Other expense	37	123	(12)	(1)	147

	37	2,886	760	(2)	3,681

Other income (expense)
Other income, net	97	20	(94)	(1)	22
Interest income - intercompany	121	79	—	(200)	—
Interest expense - intercompany	(7)	—	(193)	200	—
Interest expense, net	(26)	(63)	(8)	—	(97)

	185	36	(295)	(1)	(75)

Income from continuing operations before taxes, minority interest and equity income of affiliates	148	1,250	(168)	1	1,231
Income tax (expense) benefit	(54)	(332)	49	—	(337)
Minority interest in income of subsidiaries	—	(365)	(16)	18	(363)
Equity income (loss) of affiliates	697	2	108	(805)	2

Income (loss) from continuing operations	791	555	(27)	(786)	533
Income (loss) from discontinued operations	—	(50)	308	—	258

Net income (loss)	$791	$505	$281	$(786)	$791

	For the Year Ended December 31, 2005
Condensed Consolidating Statement of Income	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Revenues
Sales - gold, net	$—	$3,005	$675	$—	$3,680
Sales - copper, net	—	672	—	—	672

	—	3,677	675	—	4,352

Costs and expenses
Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)
Gold	—	1,512	485	(7)	1,990
Copper	—	303	—	—	303
Depreciation, depletion and amortization	—	498	116	—	614
Exploration	—	99	48	—	147
Advanced projects, research and development	—	29	26	—	55
General and administrative	—	123	7	4	134
Write-down of goodwill	—	41	—	—	41
Write-down of long-lived assets	—	2	39	—	41
Other expense	—	101	10	—	111

	—	2,708	731	(3)	3,436

Other income (expense)
Other income, net	10	95	(9)	—	96
Interest income - intercompany	118	45	1	(164)	—
Interest expense - intercompany	(7)	—	(157)	164	—
Interest expense, net	(30)	(57)	(10)	—	(97)

	91	83	(175)	—	(1)

Income (loss) from continuing operations before taxes, minority interest and equity income of affiliates	91	1,052	(231)	3	915
Income tax (expense) benefit	(12)	(397)	139	—	(270)
Minority interest in income of subsidiaries	—	(384)	(4)	8	(380)
Equity income (loss) of affiliates	243	(2)	66	(303)	4

Income (loss) from continuing operations	322	269	(30)	(292)	269
Income (loss) from discontinued operations	—	(4)	57	—	53

Net income (loss)	$322	$265	$27	$(292)	$322

	For the Year Ended December 31, 2004
Condensed Consolidating Statement of Income	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Revenues
Sales - gold, net	$—	$2,761	$779	$—	$3,540
Sales - copper, net	—	786	—	—	786

	—	3,547	779	—	4,326

Costs and expenses
Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)
Gold	—	1,358	532	(12)	1,878
Copper	—	305	—	—	305
Depreciation, depletion and amortization	—	488	140	—	628
Exploration	—	72	35	—	107
Advanced projects, research and development	—	46	25	—	71
General and administrative	—	96	11	9	116
Write-down of goodwill	—	53	(1)	—	52
Write-down of long-lived assets	—	5	33	—	38
Other expense	—	—	32	—	32

	—	2,423	807	(3)	3,227

Other income (expense)
Other income, net	6	26	36	(2)	66
Interest income - intercompany	106	45	2	(153)	—
Interest expense - intercompany	(7)	—	(146)	153	—
Interest expense, net	(3)	(84)	(10)	—	(97)

	102	(13)	(118)	(2)	(31)

Income (loss) from continuing operations before taxes, minority interest and equity income of affiliates	102	1,111	(146)	1	1,068
Income tax (expense) benefit	—	(316)	(11)	—	(327)
Minority interest in income of subsidiaries	—	(339)	(10)	14	(335)
Equity income (loss) of affiliates	341	(1)	95	(433)	2

Income (loss) from continuing operations	443	455	(72)	(418)	408
Income (loss) from discontinued operations	—	40	42	—	82
Cumulative effect of a change in accounting principle, net of tax	—	(47)	—	—	(47)

Net income (loss)	$443	$448	$(30)	$(418)	$443

	At December 31, 2006
Condensed Consolidating Balance Sheets	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Assets
Cash and cash equivalents	$—	$1,040	$126	$—	$1,166
Marketable securities and other short-term investments	1	28	80	—	109
Trade receivables	—	139	3	—	142
Accounts receivable	1,817	587	636	(2,834)	206
Inventories	—	296	86	—	382
Stockpiles and ore on leach pads	—	339	39	—	378
Deferred income tax assets	—	100	56	—	156
Other current assets	—	66	27	—	93

Current assets	1,818	2,595	1,053	(2,834)	2,632
Property, plant and mine development, net	—	4,740	1,870	(16)	6,594
Investments	—	281	1,038	—	1,319
Investments in subsidiaries	6,256	111	4,347	(10,714)	—
Long-term stockpiles and ore on leach pads	—	756	56	—	812
Deferred income tax assets	43	482	271	—	796
Other long-term assets	1,749	1,104	198	(2,873)	178
Goodwill	—	—	1,343	—	1,343
Assets of operations held for sale	—	—	1,927	—	1,927

Total assets	$9,866	$10,069	$12,103	$(16,437)	$15,601

Liabilities
Current portion of long-term debt	$—	$154	$5	$—	$159
Accounts payable	47	2,376	750	(2,833)	340
Employee related benefits	—	147	35	—	182
Derivative instruments	—	173	1	—	174
Income and mining taxes	85	(54)	320	—	351
Other current liabilities	9	360	147	(1)	515

Current liabilities	141	3,156	1,258	(2,834)	1,721
Long-term debt	597	1,035	120	—	1,752
Reclamation and remediation liabilities	—	408	120	—	528
Deferred income tax liabilities	53	187	361	25	626
Employee-related benefits	1	283	25	—	309
Other long-term liabilities	258	145	2,752	(3,020)	135
Liabilities of operations held for sale	—	—	95	—	95

Total liabilities	1,050	5,214	4,731	(5,829)	5,166

Minority interest in subsidiaries	—	1,140	343	(385)	1,098

Stockholders’ equity
Preferred stock	—	—	61	(61)	—
Common stock	677	—	—	—	677
Additional paid-in capital	6,182	2,219	5,167	(6,865)	6,703
Accumulated other comprehensive income (loss)	673	19	427	(446)	673
Retained earnings	1,284	1,477	1,374	(2,851)	1,284

Total stockholders’ equity	8,816	3,715	7,029	(10,223)	9,337

Total liabilities and stockholders’ equity	$9,866	$10,069	$12,103	$(16,437)	$15,601

	At December 31, 2005
Condensed Consolidating Balance Sheets	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Assets
Cash and cash equivalents	$1	$979	$102	$—	$1,082
Marketable securities and other short-term investments	—	794	23	—	817
Trade receivables	—	93	1	—	94
Accounts receivable	1,733	263	552	(2,422)	126
Inventories	—	262	42	—	304
Stockpiles and ore on leach pads	—	215	26	—	241
Deferred stripping costs	—	67	11	—	78
Deferred income tax assets	—	139	20	—	159
Other current assets	3	72	14	—	89

Current assets	1,737	2,884	791	(2,422)	2,990
Property, plant and mine development, net	(11)	4,078	1,241	—	5,308
Investments	—	198	757	—	955
Investments in subsidiaries	5,383	111	3,979	(9,473)	—
Long-term stockpiles and ore on leach pads	—	562	37	—	599
Deferred stripping costs	—	92	8	—	100
Deferred income tax assets	12	407	89	—	508
Other long-term assets	1,646	850	188	(2,503)	181
Goodwill	—	—	1,320	—	1,320
Assets of operations held for sale	—	134	1,897	—	2,031

Total assets	$8,767	$9,316	$10,307	$(14,398)	$13,992

Liabilities
Current portion of long-term debt	$—	$194	$1	$—	$195
Accounts payable	50	2,165	436	(2,425)	226
Employee related benefits	—	151	25	—	176
Derivative instruments	—	267	3	—	270
Income and mining taxes	29	—	27	—	56
Other current liabilities	9	296	87	(1)	391

Current liabilities	88	3,073	579	(2,426)	1,314
Long-term debt	597	1,002	124	—	1,723
Reclamation and remediation liabilities	—	330	112	—	442
Deferred income tax liabilities	52	231	112	25	420
Employee-related benefits	—	252	21	—	273
Other long-term liabilities	247	241	2,550	(2,623)	415
Liabilities of operations held for sale	—	30	72	(4)	98

Total liabilities	984	5,159	3,570	(5,028)	4,685

Minority interest in subsidiaries	—	971	326	(366)	931

Stockholders’ equity
Preferred stock	—	—	61	(61)	—
Common stock	666	—	—	—	666
Additional paid-in capital	5,985	2,220	5,180	(6,807)	6,578
Accumulated other comprehensive income (loss)	378	(78)	231	(153)	378
Retained earnings	754	1,044	939	(1,983)	754

Total stockholders’ equity	7,783	3,186	6,411	(9,004)	8,376

Total liabilities and stockholders’ equity	$8,767	$9,316	$10,307	$(14,398)	$13,992

	For the Year Ended December 31, 2006
Condensed Consolidating Statement of Cash Flows	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Operating activities:
Net income (loss)	$791	$505	$281	$(786)	$791
Adjustments to reconcile net income to net cash provided by operating activities	(826)	887	(165)	786	682
Change in operating assets and liabilities	64	(354)	(50)	—	(340)

Net cash provided from continuing operations	29	1,038	66	—	1,133
Net cash used in discontinued operations	—	(12)	104	—	92

Net cash provided from operations	29	1,026	170	—	1,225

Investing activities:
Additions to property, plant and mine development	—	(1,116)	(429)	—	(1,545)
Investments in marketable debt securities	—	(1,442)	—	—	(1,442)
Proceeds from sale of marketable debt securities	—	2,216	—	—	2,216
Acquisitions	—	—	(348)	—	(348)
Proceeds from sale of assets	—	11	10	—	21
Other	—	1	9	—	10

Net cash (used in) provided by investing activities of continuing operations	—	(330)	(758)	—	(1,088)
Net cash used in investing activities of discontinued operations	48	3	233	—	284

Net cash (used in) provided by investing activities	48	(327)	(525)	—	(804)

Financing activities:
Net borrowings (repayments)	6	(311)	392	—	87
Early extinguishment of prepaid forward sales obligation	—	(48)	—	—	(48)
Dividends paid to common stockholders	(168)	—	(12)	—	(180)
Dividends paid to minority interests	—	(264)	—	—	(264)
Proceeds from stock issuance	78	—	—	—	78
Change in restricted cash and other	6	(12)	—	—	(6)

Net cash (used in) provided from financing activities of continuing operations	(78)	(635)	380	—	(333)
Net cash used in financing activities of discontinued operations	—	(7)	—	—	(7)

Net cash (used in) provided from financing activities	(78)	(642)	380	—	(340)

Effect of exchange rate changes on cash	—	4	(1)	—	3

Net change in cash and cash equivalents	(1)	61	24	—	84
Cash and cash equivalents at beginning of period	1	979	102	—	1,082

Cash and cash equivalents at end of period	$—	$1,040	$126	$—	$1,166

	For the Year Ended December 31, 2005
Condensed Consolidating Statement of Cash Flows	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Operating activities:
Net income (loss)	$322	$265	$27	$(292)	$322
Adjustments to reconcile net income to net cash provided by operating activities	(253)	1,107	(52)	292	1,094
Change in operating assets and liabilities	8	(195)	(47)	—	(234)

Net cash provided from continuing operations	77	1,177	(72)	—	1,182
Net cash used in discontinued operations	—	(4)	65	—	61

Net cash from operations	77	1,173	(7)	—	1,243

Investing activities:
Additions to property, plant and mine development	—	(848)	(368)	—	(1,216)
Investments in marketable debt securities	—	(3,145)	—	—	(3,145)
Proceeds from sale of marketable debt securities	—	3,145	—	—	3,145
Investments in affiliates	(49)	—	—	49	—
Other	—	37	13	—	50

Net cash (used in) provided by investing activities of continuing operations	(49)	(811)	(355)	49	(1,166)
Net cash used in investing activities of discontinued operations	—	(10)	199	—	189

Net cash (used in) provided by investing activities	(49)	(821)	(156)	49	(977)

Financing activities:
Net borrowings (repayments)	98	127	141	—	366
Dividends paid to common stockholders	(169)	—	(10)	—	(179)
Dividends paid to minority interests	—	(186)	—	—	(186)
Proceeds from stock issuance	43	—	49	(49)	43
Change in restricted cash and other	—	—	(5)	—	(5)

Net cash (used in) provided from financing activities of continuing operations	(28)	(59)	175	(49)	39
Net cash used in financing activities of discontinued operations	—	(1)	—	—	(1)

Net cash (used in) provided from financing activities	(28)	(60)	175	(49)	38

Effect of exchange rate changes on cash	—	(3)	—	—	(3)

Net change in cash and cash equivalents	—	289	12	—	301
Cash and cash equivalents at beginning of period	1	690	90	—	781

Cash and cash equivalents at end of period	$1	$979	$102	$—	$1,082

	For the Year Ended December 31, 2004
Condensed Consolidating Statement of Cash Flows	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Operating activities:
Net income (loss)	$435	$448	$(31)	$(409)	$443
Adjustments to reconcile net income to net cash provided by operating activities	(332)	1,051	5	410	1,134
Change in operating assets and liabilities	—	(223)	96	(1)	(128)

Net cash provided from continuing operations	103	1,276	70	—	1,449
Net cash used in discontinued operations	—	49	59	—	108

Net cash from operations	103	1,325	129	—	1,557

Investing activities:
Additions to property, plant and mine development	—	(487)	(182)	—	(669)
Investments in marketable debt securities	—	(1,496)	—	—	(1,496)
Proceeds from sale of marketable debt securities	—	898	—	—	898
Cash recorded upon consolidation of Batu Hijau	—	82	—	—	82
Other	—	15	38	—	53

Net cash (used in) provided by investing activities of continuing operations	—	(988)	(144)	—	(1,132)
Net cash used in investing activities of discontinued operations	(40)	(15)	(245)	—	(300)

Net cash (used in) provided by investing activities	(40)	(1,003)	(389)	—	(1,432)

Financing activities:
Net borrowings (repayments)	(16)	(438)	258	—	(196)
Dividends paid to common stockholders	(122)	—	(11)	—	(133)
Dividends paid to minority interests	—	(237)	—	—	(237)
Proceeds from stock issuance	78	—	—	—	78
Change in restricted cash and other	(2)	18	(1)	—	15

Net cash (used in) provided from financing activities of continuing operations	(62)	(657)	246	—	(473)
Net cash used in financing activities of discontinued operations	—	(2)	—	—	(2)

Net cash (used in) provided from financing activities	(62)	(659)	246	—	(475)

Effect of exchange rate changes on cash	—	(1)	3	—	2

Net change in cash and cash equivalents	1	(338)	(11)	—	(348)
Cash and cash equivalents at beginning of period	—	1,028	101	—	1,129

Cash and cash equivalents at end of period	$1	$690	$90	$—	$781

NOTE 29    COMMITMENTS AND CONTINGENCIES

General

The Company follows FAS No. 5, “Accounting for Contingencies,” in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable (greater than a 75% probability) that a liability could be been incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Operating Segments

The Company’s operating segments are identified in Note 27. Except as noted in this paragraph, all of the Company’s commitments and contingencies specifically described in this Note 29 relate to the Corporate and Other reportable segment. The Nevada Operations matters under Newmont USA Limited relate to the Nevada reportable segment. The PT Newmont Minahasa Raya matters relate to the Other Operations reportable segment. The Yanacocha matters relate to the Yanacocha reportable segment. The Newmont Yandal Operations Pty Limited and the Newmont Australia Limited matters relate to the Australia/New Zealand reportable segment.

Environmental Matters

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Estimated future reclamation costs are based principally on legal and regulatory requirements. As of December 31, 2006 and December 31, 2005, $520 and $428, respectively, were accrued for reclamation costs relating to mineral properties in accordance with FAS No. 143, “Accounting for Asset Retirement Obligations,” of which $67 is classified as current liabilities expected to be spent in 2007. See Note 23.

In addition, the Company is involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. The Company believes that the related environmental obligations associated with these sites are similar in nature with respect to the development of remediation plans, their risk profile and the compliance required to meet general environmental standards. Based upon the Company’s best estimate of its liability for these matters, $85 and $77 were accrued for such obligations as of December 31, 2006 and December 31, 2005, respectively. These amounts are included in Other current liabilities and Reclamation and remediation liabilities. Depending upon the ultimate resolution of these matters, the Company believes that it is reasonably possible that the liability for these matters could be as much as 89% greater or 27% lower than the amount accrued as of December 31, 2006. The amounts accrued for these matters are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are recorded in Other expense, net in the period estimates are revised.

Details about certain of the more significant matters involved are discussed below.

Dawn Mining Company LLC (“Dawn”) - 51% Newmont Owned

Midnite Mine Site. Dawn previously leased an open pit uranium mine, currently inactive, on the Spokane Indian Reservation in the State of Washington. The mine site is subject to regulation by agencies of the U.S. Department of Interior (the Bureau of Indian Affairs and the Bureau of Land Management), as well as the United States Environmental Protection Agency (“EPA”).

In 1991, Dawn’s mining lease at the mine was terminated. As a result, Dawn was required to file a formal mine closure and reclamation plan. The Department of Interior commenced an analysis of Dawn’s proposed plan and alternate closure and reclamation plans for the mine. Work on this analysis has been suspended indefinitely. In mid-2000, the mine was included on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). In March 2003, the EPA notified Dawn and Newmont that it had thus far expended $12 on the Remedial Investigation/Feasibility Study under CERCLA (“RI/FS”). In October 2005, the EPA issued the RI/FS on this property in which it indicated a preferred remedy estimated to cost approximately $150. Newmont and Dawn filed comments on the RI/FS with the EPA in January 2006. On October 3, 2006, the EPA issued a final Record of Decision in which it formally selected the preferred remedy identified in the RI/FS.

On January 28, 2005, the EPA filed a lawsuit against Dawn and Newmont under CERCLA in the U.S. District Court for the Eastern District of Washington. The EPA has asserted that Dawn and Newmont are liable for reclamation or remediation work and costs at the mine. Dawn does not have sufficient funds to pay for the reclamation plan it proposed or for any alternate plan, or for any additional remediation work or costs at the mine. Newmont intends to vigorously contest any claims as to its liability.

Newmont cannot reasonably predict the likelihood or outcome of this lawsuit or any other action against Dawn or Newmont arising from this matter.

Dawn Mill Site. Dawn also owns a uranium mill site facility, located on private land near Ford, Washington, which is subject to state and federal regulation. In late 1999, Dawn sought and later received state approval for a revised closure plan that expedites the reclamation process at the site. The currently approved plan for the site is guaranteed by Newmont.

Idarado Mining Company (“Idarado”) - 80.1% Newmont Owned

In July 1992, Newmont and Idarado signed a consent decree with the State of Colorado (“State”), which was agreed to by the U.S. District Court of Colorado, to settle a lawsuit brought by the State under CERCLA.

Idarado agreed in the consent decree to undertake specified remediation work at its former mining site in the Telluride/Ouray area of Colorado. Remediation work at this property is substantially complete. If the remediation does not achieve specific performance objectives defined in the consent decree, the State may require Idarado to implement supplemental activities at the site, also as defined in the consent decree. Idarado and Newmont obtained a $6 reclamation bond to secure their potential obligations under the consent decree. In addition, Idarado settled natural resources damages and past and future response costs, and agreed to habitat enhancement work under the consent decree. All of this work is substantially complete.

Newmont Capital Limited - 100% Newmont Owned

In February 1999, the EPA placed the Lava Cap mine site in Nevada County, California on the National Priorities List under CERCLA. The EPA then initiated a Remedial Investigation/Feasibility Study under CERCLA to determine environmental conditions and remediation options at the site.

Newmont Capital, formerly known as Franco-Nevada Mining Corporation, Inc., owned the property for approximately three years from 1984 to 1986 but never mined or conducted exploration at the site. The EPA asserts that Newmont Capital is responsible for clean up costs incurred at the site. Newmont Capital and the EPA have entered into an agreement tolling the statute of limitations until December 31, 2007 to facilitate on-going settlement negotiations with respect to potential claims under CERCLA. Based on Newmont Capital’s limited involvement at Lava Cap, it does not believe it has any liability for environmental conditions at the site, and intends to vigorously defend any formal claims by the EPA. Newmont cannot reasonably predict the likelihood or outcome of any future action arising from this matter.

Newmont USA Limited - 100% Newmont Owned

Pinal Creek. Newmont is a defendant in a lawsuit brought on November 5, 1991 in U.S. District Court in Arizona by the Pinal Creek Group, alleging that the company and others are responsible for some portion of costs incurred to address groundwater contamination emanating from copper mining operations located in the area of Globe and Miami, Arizona. Two former subsidiaries of Newmont, Pinto Valley Copper Corporation and Magma Copper Company (now known as BHP Copper Inc.), owned some of the mines in the area between 1983 and 1987. The court has dismissed plaintiffs’ claims seeking to hold Newmont liable for the acts or omissions of its former subsidiaries. Based on information presently available, Newmont believes it has strong defenses to plaintiffs’ remaining claims, including, without limitation, that Newmont’s agents did not participate in any pollution causing activities; that Newmont’s liabilities, if any, were contractually transferred to one of the plaintiffs; that portions of plaintiffs’ claimed damages are not recoverable; and that Newmont’s equitable share of liability, if any, would be immaterial. While Newmont has denied liability and is vigorously defending these claims, we cannot reasonably predict the final outcome of this lawsuit.

Nevada Operations. On November 19, 2002, Great Basin Mine Watch and the Mineral Policy Center (Appellants) filed suit in U.S. District Court in Nevada against the Department of the Interior and the Bureau of Land Management (BLM), challenging and seeking to enjoin the BLM’s July 2002 Record of Decision approving the Company’s amended Plan of Operations covering the Gold Quarry South Layback Project, and the BLM’s September 2002 Record of Decision approving a new Plan of Operations for the Leeville Mine. Appellants sought a declaration that the BLM’s decisions were unlawful and an injunction prohibiting Newmont’s approved activities. Newmont intervened in this action on behalf of the government defendants and filed an answer denying all of Appellants’ claims. In March 2004, the Court granted summary judgment in favor of the government and Newmont on all claims, thus ending the U.S. District Court proceedings. In June 2004, Appellants appealed the U.S. District Court’s decision to the U.S. Ninth Circuit Court of Appeals. On August 1, 2006, the Ninth Circuit affirmed the U.S. District Court’s decision in all respects except one, remanding the case to the District Court to address the need for additional cumulative impact studies, including air emissions and hazardous waste disposal. In January, 2007, the parties entered into a stipulation ending their dispute in this matter and requiring BLM to prepare supplemental environmental impact statements evaluating the cumulative impacts of these projects. On January 16, 2007, the Court, pursuant to the parties' request, entered final judgment to reflect this agreement.

On October 16, 2002, Great Basin Mine Watch filed an appeal with the Nevada State Environmental Commission, challenging the Nevada Division of Environmental Protection’s (NDEP) renewal of the Clean Water Act discharge permit for Newmont’s Gold Quarry Mine. This permit governs the conditions under which Newmont may discharge mine-dewatering water in connection with its ongoing mining operations. Great Basin Mine Watch alleged that the terms of the renewed permit violate the Clean Water Act and Nevada water quality laws. Newmont intervened in this action on behalf of the NDEP. A hearing before the Nevada State Environmental Commission was held in June 2003 in Elko, Nevada. At the end of the hearing, the Commission ruled in favor of NDEP on all claims and affirmed NDEP’s renewal of the Clean Water Act discharge permit. Great Basin Mine Watch appealed this decision in the Nevada District Court in Carson City, Nevada. In September 2004, the Nevada District Court ruled in favor of NDEP on most issues but ruled in favor of Great Basin Mine Watch with respect to certain proposed permit amendments. Newmont and NDEP filed an appeal with the Nevada Supreme Court, seeking to uphold these proposed amendments. The Nevada District Court stayed its decision pending this appeal and Gold Quarry continued to operate under its new permit. On December 5, 2006, a panel of the Nevada Supreme Court affirmed the original decision of NDEP to grant the discharge permit. Newmont will now continue to operate under the new permit.

Grass Valley. On February 3, 2004, the City of Grass Valley, California brought suit against Newmont under CERCLA in the U.S. District Court for the Northern District of California. This matter involves an abandoned mine adit on property previously owned by a predecessor of Newmont and currently owned by the City of Grass Valley. The complaint alleges that the adit is discharging metals-bearing water into a stream on the property, in concentrations in excess of current EPA drinking water standards. Newmont cannot reasonably predict the likely outcome of this matter.

Gray Eagle Mine Site. By letter dated September 3, 2002, the EPA notified Newmont that the EPA had expended $3 in response costs to address environmental conditions associated with a historic tailings pile located at the Grey Eagle Mine site near Happy Camp, California, and requested that Newmont pay those costs. The EPA has identified four potentially responsible parties, including Newmont. Newmont does not believe it has any liability for environmental conditions at the Grey Eagle Mine site, and intends to vigorously defend any formal claims by the EPA. Newmont cannot reasonably predict the likelihood or outcome of any future action against it arising from this matter.

PT Newmont Minahasa Raya (“PTNMR”) - 80% Newmont Owned

In July 2004, a criminal complaint was filed against PTNMR, the Newmont subsidiary that operated the Minahasa mine in Indonesia, alleging environmental pollution relating to submarine tailings placement into nearby Buyat Bay. The Indonesian police detained five PTNMR employees during September and October of 2004. The police investigation and the detention of PTNMR’s employees was declared illegal by the South Jakarta District Court in December 2004, but in March 2005, the Indonesian Supreme Court upheld the legality of the police investigation, and the police turned their evidence over to the local prosecutor. In July 2005, the prosecutor filed an indictment against PTNMR and its President Director, alleging environmental pollution at Buyat Bay. After the court rejected motions to dismiss the proceeding, the trial proceeded and all evidence, including that of the defense, was presented in court as of September 2006. In November 2006 the prosecution filed its charge, seeking a three-year jail sentence for PTNMR’s President Director plus a nominal fine. In addition, the prosecution has recommended a nominal fine against PTNMR. The defense filed responses in January 2007 and after final briefing a verdict is expected in the second quarter of 2007.

On March 9, 2005, the Indonesian Ministry of the Environment filed a civil lawsuit against PTNMR and its President Director in relation to these allegations, seeking in excess of $100 in monetary damages. In October 2005, PTNMR filed an objection to the court’s jurisdiction, contending that the Government previously agreed to resolve any disputes through out-of-court conciliation or arbitration. The Court upheld PTNMR’s objection and dismissed the case in November 2005. The Government filed a notice of appeal of this ruling. On February 16, 2006, PTNMR and the Government of the Republic of Indonesia signed an agreement settling the civil lawsuit. Under the terms of the agreement, the Government and PTNMR will nominate members to an independent scientific panel that will develop and implement a ten-year environmental monitoring and assessment program to make a definitive, scientific conclusion regarding the condition of Buyat Bay. PTNMR is required to fund specific remedial measures if, as a result of its mining operations, pollution has occurred. The agreement also provides for enhanced community development programs in North Sulawesi. PTNMR will provide initial funding of $12 to cover the cost of the monitoring and community development programs which is included in Other current liabilities as of December 31, 2006 and 2005. Over a ten year period, PTNMR will contribute an additional $18. The present value of $13 and $12 is included in Other long-term liabilities as of December 31, 2006 and 2005, respectively. The funds will be managed by an organization governed by interested stakeholders. Accountability for the fund will be ensured through yearly reports that will be made available to the public. The transparency of the scientific panel’s activities will also be assured through annual reports to the public. Pursuant to the agreement, the civil lawsuit against PTNMR has been terminated. The scientific panel held its first meeting in February 2007.

Independent sampling and testing of Buyat Bay water and fish, as well as area residents, conducted by the World Health Organization and the Australian Commonwealth Scientific and Industrial Research Organization, confirm that PTNMR has not polluted the Buyat Bay environment, and, therefore, has not adversely affected the fish in Buyat Bay or the health of nearby residents. The Company remains steadfast that it has not caused pollution or health problems and will continue to vigorously defend itself against these allegations. However, Newmont cannot predict the outcome of the criminal proceeding or whether additional legal actions may occur. This matter could adversely affect our ability to operate in Indonesia.

Resurrection Mining Company (“Resurrection”) - 100% Newmont Owned

Newmont, Resurrection and other defendants were named in lawsuits filed by the State of Colorado under CERCLA in 1983, which were subsequently consolidated with a lawsuit filed by EPA in 1986. These proceedings sought to compel the defendants to remediate the impacts of pre-existing, historic mining activities near Leadville, Colorado, which date back to the mid-1800s, and which the government agencies claim were causing substantial environmental problems in the area.

In 1988 and 1989, the EPA issued administrative orders with respect to one area on the site and the defendants have collectively implemented those orders by constructing a water treatment plant, which was placed in operation in early 1992. Remaining remedial work for this area consists of water treatment plant operation and continuing environmental monitoring and maintenance activities.

Newmont and Resurrection are currently responsible for 50% of these costs, but their share of such costs could increase in the event other defendants become unable to pay their share of such costs. On August 9, 2005, ASARCO LLC, the party responsible for the other 50% of these costs, filed for Chapter 11 bankruptcy in the United States Bankruptcy Court for the Southern District of Texas. The company is evaluating the effect that the ASARCO bankruptcy could have on its obligations.

The parties also have entered into a consent decree with respect to the remaining areas at the site, which apportions liabilities and responsibilities for these areas. The EPA has approved remedial actions for selected components of Resurrection’s portion of the site, which were initiated in 1995. The EPA has not yet selected the final remedy for the site. Accordingly, Newmont cannot yet determine the full extent or cost of its share of the remedial action that will be required. The government agencies may also seek to recover for damages to natural resources. In March 1999, the parties entered into a Memorandum of Understanding (“MOU”) to facilitate the settlement of natural resources damages claims under CERCLA for the upper Arkansas River Basin. In January 2004, an MOU report was issued that evaluated the extent of natural resource damages and possible restoration activities that might be required, which Resurrection and other parties could potentially be required to fund.

Other Legal Matters

Minera Yanacocha S.R.L. (“Yanacocha”) - 51.35% Newmont Owned

Choropampa. In June 2000, a transport contractor of Yanacocha spilled approximately 151 kilograms of elemental mercury near the town of Choropampa, Peru, which is located 53 miles (85 kilometers) southwest of the Yanacocha mine. Elemental mercury is not used in Yanacocha’s operations but is a by-product of gold mining and was sold to a Lima firm for use in medical instruments and industrial applications. A comprehensive health and environmental remediation program was undertaken by Yanacocha in response to the incident. In August 2000, Yanacocha paid under protest a fine of 1,740,000 Peruvian soles (approximately $0.5) to the Peruvian government. Yanacocha has entered into settlement agreements with a number of individuals impacted by the incident. As compensation for the disruption and inconvenience caused by the incident Yanacocha entered into agreements with and provided a variety of public works in the three communities impacted by this incident. Yanacocha cannot predict the likelihood of additional expenditures related to this matter.

Yanacocha, various wholly-owned subsidiaries of Newmont, and other defendants have been named in lawsuits filed by approximately 1,100 Peruvian citizens in Denver District Court for the State of Colorado. These actions seek compensatory and punitive damages based on claims associated with the elemental mercury spill incident. In February 2005, Yanacocha and the various Newmont defendants answered the complaint in the Denver District Court. The parties in these cases have agreed to submit these matters to binding arbitration.

Additional lawsuits relating to the Choropampa incident were filed against Yanacocha in the local courts of Cajamarca, Peru, in May 2002 by over 900 Peruvian citizens. A significant number of the plaintiffs in these lawsuits entered into settlement agreements with Yanacocha prior to filing such claims. In September 2006, the Peruvian Supreme Court issued contradictory opinions on the validity of these settlement agreements. Subsequent lower court decisions have upheld the validity of these settlement agreements, discharging a number of the lawsuits. In 2005, Yanacocha entered into settlement agreements with approximately 350 additional plaintiffs.

Neither Newmont nor Yanacocha can reasonably predict the final outcome of any of the above-described lawsuits.

Conga. Yanacocha is involved in a dispute with the Provincial Municipality of Celendin regarding the authority of that governmental body to regulate the development of the Conga ore deposit. In the fourth quarter of 2004, the Municipality of Celendin enacted an ordinance declaring the area around Conga to be a mining-free reserve and naturally protected area. Yanacocha has challenged this ordinance on the grounds that, under Peruvian law, local governments lack authority to create such areas and deny the rights granted by Yanacocha’s mining concessions. Based on legal precedent established by Peru's Constitutional Tribunal, it is reasonable to believe that Yanacocha’s mining rights will be upheld.

Yanacocha has carefully evaluated the social issues and dynamics of the communities in and around the area of Conga. Yanacocha has engaged in extensive community and external affairs efforts at this early stage of the Conga project. It is Yanacocha’s current assessment that a significant percentage of the population in the communities immediately surrounding the Conga area support the project. Yanacocha will continue to engage actively with these communities during the process of permitting the project, and will expand its outreach efforts to communities in the surrounding region. It will continually monitor and evaluate conditions in the area and any resulting impact on Yanacocha’s ability to successfully permit and develop the Conga deposit.

Newmont Mining Corporation

On June 8, 2005, UFCW Local 880 – Retail Food Employers Joint Pension Fund filed a putative class action in the federal district court in Colorado purportedly on behalf of purchasers of Newmont Mining Corporation (“Newmont”) publicly traded securities between July 28, 2004 and April 26, 2005. The action named Newmont, Wayne W. Murdy, Pierre Lassonde and Bruce D. Hansen as defendants. Substantially similar purported class actions were filed in the same court on June 15, 2005 by John S. Chapman and on June 20, 2005 by Zoe Myerson. In November 2005, the court consolidated these cases and, in March 2006, appointed a lead plaintiff. In April 2006, the lead plaintiff filed a consolidated amended complaint naming David Francisco, Russell Ball, Thomas Enos and Robert Gallagher as additional defendants. It alleged, among other things, that Newmont and the individual defendants violated certain antifraud provisions of the federal securities laws by failing to disclose alleged operating deficiencies and sought unspecified monetary damages and other relief. On October 20, 2006, the lead plaintiff, on behalf of a settlement class consisting of all purchasers of Newmont securities from November 1, 2003, through and including March 23, 2006 (except defendants and certain related persons), entered into a Stipulation of Settlement with defendants. If approved by the Court, the Settlement (a) would release all claims asserted, or that could have been asserted, in the action; (b) would provide for a payment by Newmont of $15 million to be distributed to class members pursuant to a plan of allocation developed by the lead plaintiff; and (c) would provide that all defendants deny any wrongdoing or liability with respect to the settled matters. The parties have moved for preliminary approval of the settlement, but the court has not ruled on the motion. Gideon Minerals, U.S.A., Inc. ("Gideon") has sought to intervene to bring a claim alleging that Gideon has an interest in the Batu Hijau mine in Indonesia; the court has denied that motion. Gideon subsequently filed a substantially similar motion and moved for default judgment; the court has not ruled on these motions.

On June 14, 2005, June 30, 2005 and July 1, 2005, purported derivative actions were filed, on behalf of Newmont, by Doris Staehr, Frank J. Donio and Jack G. Blaz, respectively, in the federal district court in Colorado against certain of Newmont’s current and former directors and officers. Each action alleged that certain defendants breached their fiduciary duties by engaging in insider trading and misappropriation of information, and that all defendants breached their fiduciary duties and engaged in conduct that constituted abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment in connection with, among other things, failing to disclose alleged operating deficiencies and failing to prevent alleged violations of environmental laws in Indonesia. The plaintiffs seek, on behalf of Newmont, among other remedies, all damages sustained by the Company as a result of the allegedly improper conduct. In November 2005, the court consolidated these cases and in December 2005 the court appointed a lead plaintiff. On April 10, 2006, the lead plaintiff filed a consolidated amended complaint. This action has been administratively closed without prejudice to any party filing a motion to reopen prior to June 19, 2007. The defendants deny the claims made and, should the case be re-opened, intend to vigorously defend against them. The Company cannot reasonably predict the final outcome of these cases. In a related development, on January 13, 2006, a purported Newmont shareholder sent to the Board of Directors a letter demanding the Company take action against the defendants in the purported derivative actions with respect to the matters alleged in the derivative complaints. The Board has taken the demand under consideration. Counsel for plaintiffs in the derivative actions, counsel for the demanding shareholder and the Company have agreed to settle the action and related disputes on the basis of certain revisions to the Company's corporate governance arrangements, and are currently negotiating an attorneys' fee to be paid by the Company.

Newmont Yandal Operations Pty Ltd (“NYOL”) - 100% Newmont Owned

On September 3, 2003, J. Aron & Co. commenced proceedings in the Supreme Court of New South Wales (Australia) against NYOL, its subsidiaries and the administrator in relation to the completed voluntary administration of the NYOL group. J. Aron & Co., an NYOL creditor, initially sought injunctive relief that was denied by the court on September 8, 2003. On October 30, 2003, J. Aron & Co. filed a statement of claim alleging various deficiencies in the implementation of the voluntary administration process and seeking damages and other relief against NYOL and other parties. Newmont cannot reasonably predict the final outcome of this lawsuit.

Zarafshan-Newmont Joint Venture - 50% Newmont Owned

In June 2006, an economic court in Uzbekistan ruled in favor of tax authorities and against the Zarafshan-Newmont Joint Venture (“ZNJV”), which is 50% owned by the Company, on two claims to collect approximately $48 in taxes other than income taxes. The tax authorities argued that Decree 151, which protected ZNJV from changes in tax laws and provided other financial and operational benefits, became ineffective and that the taxes and penalties claimed were owed for the period 2002-2005. Decree 151 had been granted by the Republic of Uzbekistan in 1992 as an incentive for the Company’s investment in ZNJV. The benefits it provided, including the stability of the tax and legal regime in effect at that time, were guaranteed to remain in effect for so long as ZNJV had ongoing operations.

On July 26, 2006, the Republic of Uzbekistan caused the seizure of gold, silver and unfinished product belonging to ZNJV. On August 14, 2006, the Company received notice that the economic court had accepted the petition of an agency of the Republic of Uzbekistan to institute a bankruptcy proceeding against ZNJV. Neither ZNJV nor the Company received advance notice that the petition was filed or that a hearing would be held. The court ordered “supervisory measures” restricting normal operations, including the export of gold or repayment of loans, without the approval of a court-appointed temporary administrator, who has been overseeing all operations of ZNJV.

At a September 19, 2006 meeting of the ZNJV creditor’s committee, which was principally composed of government representatives, the committee voted to liquidate ZNJV. On September 29, 2006, the economic court concluded that ZNJV was insolvent and ordered ZNJV to be liquidated by December 29, 2006. At this hearing, representatives of ZNJV and the Company were denied an opportunity to present the case against liquidation. The remaining assets of ZNJV are anticipated to be liquidated to pay the tax liabilities that have been imposed on ZNJV by the Republic of Uzbekistan, resulting in the effective transfer to the Republic of Uzbekistan of the Company’s interest in ZNJV. The liquidation sale has been postponed two times, and is now scheduled for early March 2007. Despite the Company’s demands for compensation for the losses it has suffered, the Republic of Uzbekistan has refused to provide such compensation. On October 31, 2006, the Company filed demands for arbitration against the Republic of Uzbekistan in two separate international venues on the basis that the Republic of Uzbekistan repudiated its obligations to the Company under Decree 151, Uzbek and international law, and various agreements. The Company and the defendants are in the process of appointing arbitrators. As of September 30, 2006, the Company has written off the book value of its ownership interest in ZNJV. The ultimate outcome of this matter cannot be determined at this time.

Income Taxes

The Company operates in numerous countries around the world and accordingly it is subject to, and pays annual income taxes under, the various income tax regimes in the countries in which it operates. Some of these tax regimes are defined by contractual agreements with the local government, and others are defined by the general corporate income tax laws of the country. The Company has historically filed, and continues to file, all required income tax returns and to pay the taxes reasonably determined to be due. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time the Company is subject to a review of its historic income tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation or application of certain rules to the Company’s business conducted within the country involved. As of December 31, 2006 and December 31, 2005, the Company has accrued income taxes (and related interest and penalties, if applicable) in the amount of $54 and $220, respectively, classified in other long-term liabilities. In December, the Company entered into an in-principle HOA with the ATO. The HOA specifies the terms of a proposed settlement of the outstanding audit issues relating to Normandy for the tax years 1994-1999. These issues relate to years before the Company acquired Normandy. At the date of the business combination, Normandy had recorded no income tax liability with respect to the tax positions taken in reporting certain transactions, therefore the Company’s initial best estimate of the FAS 5 income tax contingency relating to these issues was recorded as a tax liability at the date of acquisition, February 15, 2002, by increasing the purchase price of Normandy. As of December 31, 2006, the long-term income tax liability balance relating to this proposed settlement was reclassified to current income taxes payable.

Other Commitments and Contingencies

In a 1993 asset exchange, a wholly-owned subsidiary transferred a coal lease under which the subsidiary had collected advance royalty payments totaling $484. From 1994 to 2018, remaining advance payments under the lease to the transferee total $390. In the event of title failure as stated in the lease, this subsidiary has a primary obligation to refund previously collected payments and has a secondary obligation to refund any of the $390 collected by the transferee, if the transferee fails to meet its refund obligation. The subsidiary has title insurance on the leased coal deposits of $240 covering the secondary obligation. The Company and the subsidiary regard the circumstances entitling the lessee to a refund as remote.

The Company has minimum royalty obligations on one of its producing mines in Nevada for the life of the mine. Amounts paid as a minimum royalty (where production royalties are less than the minimum obligation) in any year are recoverable in future years when the minimum royalty obligation is exceeded. Although the minimum royalty requirement may not be met in a particular year, the Company expects that over the mine life, gold production will be sufficient to meet the minimum royalty requirements. Minimum royalty payments payable are $8 for 2007, $13 for 2008, $2 in 2009 and 2010, $18 in 2011 and $98 thereafter.

As part of its ongoing business and operations, the Company and its affiliates are required to provide surety bonds, bank letters of credit and bank guarantees as financial support for various purposes, including environmental reclamation, exploration permitting, workers compensation programs and other general corporate purposes. As of December 31, 2006 and December 31, 2005, there were $445 and $386, respectively, of outstanding letters of credit, surety bonds and bank guarantees. The surety bonds, letters of credit and bank guarantees reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place. The obligations associated with these instruments are generally related to performance requirements that the Company addresses through its ongoing operations. As the specific requirements are met, the beneficiary of the associated instrument cancels and/or returns the instrument to the issuing entity. Certain of these instruments are associated with operating sites with long-lived assets and will remain outstanding until closure. Generally, bonding requirements associated with environmental regulation are becoming more restrictive. In addition, the surety markets for certain types of environmental bonding used by the Company have become increasingly constrained. The Company, however, believes it is in compliance with all applicable bonding obligations and will be able to satisfy future bonding requirements, through existing or alternative means, as they arise.

Under the Batu Hijau Contract of Work with the Indonesian government, beginning in 2005, and continuing through 2010, a portion of each foreign shareholders’ equity interest in the project must be offered for sale to the Indonesian government or to Indonesian nationals. The price at which such interest must be offered for sale to the Indonesian parties is the highest of the then-current replacement cost, the price at which shares of the project company would be accepted for listing on the Jakarta Stock Exchange, or the fair market value of such interest in the project company as a going concern. Pursuant to this provision of the Batu Hijau Contract of Work, it is possible that the ownership interest of the Newmont/Sumitomo partnership in Batu Hijau could be reduced to 49% by the end of 2010.

A company owned by an Indonesian national currently owns a 20% equity interest in Batu Hijau, and the Newmont/Sumitomo partnership was required to offer a 3% interest in 2006. An offer to sell a 3% interest was made to the government of Indonesia. While the central government declined to participate, local governments in the area in which the mine is located have expressed interest in acquiring shares, as have various Indonesian nationals. The Newmont/Sumitomo partnership continues discussions with various interested parties to meet its divestiture obligations. Under the terms of the Contract of Work, an additional 7% interest in Batu Hijau must be offered for sale in 2007.

Newmont is from time to time involved in various legal proceedings related to its business. Except in the above-described proceedings, management does not believe that adverse decisions in any pending or threatened proceeding or that amounts that may be required to be paid by reason thereof will have a material adverse effect on the Company’s financial condition or results of operations.